UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Cullen/Frost Bankers, Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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A Texas Financial Services Family

100 West Houston Street

San Antonio, Texas 78205

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 28, 2016

To the Shareholders of

CULLEN/FROST BANKERS, INC.:

The Annual Meeting of Shareholders of Cullen/Frost Bankers, Inc. (“Cullen/Frost” or the “Company”) will be held in the Commanders Room at Frost Bank, 100 West Houston Street, San Antonio, Texas 78205, on Thursday, April 28, 2016, at 11:00 a.m., San Antonio time, for the following purposes:

1.	To elect fifteen nominees to serve as Directors for a one-year term that will expire at the 2017 Annual Meeting of Shareholders;

2.	To ratify the selection of Ernst & Young LLP to act as independent auditors of Cullen/Frost for the fiscal year that began January 1, 2016;

3.	To provide nonbinding approval of executive compensation; and

4.	To transact any other business that may properly come before the meeting.

The record date for the determination of the shareholders entitled to vote at the Annual Meeting, or any adjournments or postponements thereof, was the close of business on March 4, 2016. A list of all shareholders entitled to vote is available for inspection by a shareholder during regular business hours for ten days prior to the Annual Meeting at our principal offices at 100 West Houston Street, Suite 1270, San Antonio, Texas 78205. This list will be available at the meeting.

Your vote is very important. Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum. If you attend the meeting, you will have the right to revoke the proxy and vote your shares in person.

Shareholders of record may vote by following the instructions on their proxy card by internet, phone, or mail.

All shareholders are cordially invited to attend the Annual Meeting.

By Order of the Board of Directors,

STANLEY E. McCORMICK, JR.

Executive Vice President

Corporate Counsel and Secretary

Dated: March 28, 2016

i

A Texas Financial Services Family

100 West Houston Street

San Antonio, Texas 78205

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 28, 2016

INTRODUCTION

The Board of Directors of Cullen/Frost Bankers, Inc. (“Cullen/Frost” or the “Company”) is soliciting proxies to be used at the Annual Meeting of Shareholders and any adjournment or postponement thereof. The meeting will be held in the Commanders Room at Frost Bank, 100 West Houston Street, San Antonio, Texas 78205, on Thursday, April 28, 2016 at 11:00 a.m., San Antonio time. This Proxy Statement and the accompanying proxy card will be mailed to shareholders beginning on or about March 28, 2016.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2016 ANNUAL MEETING OF SHAREHOLDERS:

This Proxy Statement for the 2016 Annual Meeting of Shareholders and our 2015 Annual Report to Shareholders are available at cfrvoteproxy.com.

We are pleased to provide access to our proxy materials on the Internet. We have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This Proxy Statement for the 2016 Annual Meeting of Shareholders and our 2015 Annual Report to Shareholders are available at our proxy materials website at cfrvoteproxy.com. This website does not use any functions that identify you as a visitor to the website, and thus protects your privacy.

You have the option to vote and submit your proxy by the Internet. If you have Internet access, we encourage you to record your vote by the Internet. We believe it will be convenient for you, and it saves postage and processing costs. In addition, when you vote by the Internet, your vote is recorded immediately, and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. If you do not vote by the Internet, please vote by telephone or by completing and returning the enclosed proxy card in the postage prepaid envelope provided. Submitting your proxy by either Internet, telephone or proxy card will not affect your right to vote in person if you decide to attend the Annual Meeting.

Record Date and Voting Rights

The close of business on March 4, 2016 has been fixed as the record date for the determination of shareholders entitled to vote at the Annual Meeting. The only class of securities of Cullen/Frost outstanding and entitled to vote at the Annual Meeting is our Common Stock, par value $0.01 per share. On March 4, 2016, there were 61,982,333 shares of Common Stock outstanding, with each share entitled to one vote.

Proxies

All shares of Cullen/Frost Common Stock represented by properly executed proxies, if timely returned and not subsequently revoked, will be voted at the Annual Meeting in the manner directed in the proxy. If a properly executed proxy does not specify a choice on a matter, the shares will be voted for the fifteen nominees to serve as Directors for a one-year term that will expire at the 2017 Annual Meeting of Shareholders, for the ratification of Ernst & Young LLP to act as our independent auditors for the 2016 fiscal year, for the non-binding approval of executive compensation, and in the discretion of the persons named as proxies with respect to any other business that may properly come before the meeting.

A shareholder may revoke a proxy at any time before it is voted by delivering a written revocation notice to the Corporate Secretary of Cullen/Frost Bankers, Inc., 100 West Houston Street, San Antonio, Texas 78205. A shareholder who attends the Annual Meeting may, if desired, vote by ballot at the meeting, and such vote will revoke any proxy previously given.

Quorum and Voting Requirements

A quorum of shareholders is required to hold a valid meeting. If the holders of a majority of the issued and outstanding shares of Cullen/Frost Common Stock entitled to vote are present at the Annual Meeting in person or represented by proxy, a quorum will exist. Abstentions and broker non-votes, are counted as “present” for establishing a quorum.

Directors are elected by a majority of the votes cast by the holders of Cullen/Frost’s Common Stock entitled to vote at any meeting for the election of Directors at which a quorum is present, provided that if the number of Director nominees exceeds the number of Directors to be elected at such a meeting, the Directors shall be elected by a plurality of the votes cast by the holders of Cullen/Frost’s Common Stock entitled to vote at such meeting at which a quorum is present. With respect to the election of Directors, (i) a majority of the votes cast means that the number of votes cast “for” the election of a Director must exceed the number of votes cast “against” that Director, and (ii) abstentions and broker non-votes shall not be counted as votes cast either “for” or “against” any nominee for Director.

With respect to the ratification of Ernst & Young LLP to act as our independent auditors for the 2016 fiscal year, the affirmative vote of the holders of a majority of the shares of Cullen/Frost’s Common Stock entitled to vote on this proposal, and who are present in person or represented by proxy at the Annual Meeting, will be the act of the shareholders. In voting for this matter, shares may be voted “for”, “against” or “abstain”. An abstention will have the effect of a vote against this matter.

With respect to the resolution to provide nonbinding approval of executive compensation, the affirmative vote of the holders of a majority of the shares of Cullen/Frost’s Common Stock entitled to vote on this proposal, and who are present in person or represented by proxy at the Annual Meeting, will be the act of the shareholders. In voting for this matter, shares may be voted “for”, “against” or “abstain”. An abstention will have the effect of a vote against this matter. Broker non-votes (as further discussed below) will have no effect on the outcome of this vote. This resolution is advisory only and will not be binding upon Cullen/Frost or the Board of Directors.

Under the rules of the Financial Industry Regulatory Authority, Inc., member brokers generally may not vote shares held by them in street name for customers who do not provide voting instructions, and instead must submit a so-called “broker non-vote” unless they are permitted to vote the shares in their discretion under the rules of any national securities exchange of which they are members. Under the rules of the New York Stock Exchange, Inc. (“NYSE”), a member broker that holds shares in street name for customers has authority to vote on certain “routine” items if it has transmitted proxy-soliciting materials to the beneficial owner but has not received instructions from that owner. The proposal to ratify the selection of Ernst & Young LLP to act as Cullen/Frost’s independent auditors is a “routine” item, and the NYSE rules permit member brokers that do not receive instructions to vote on this item.

Expenses of Solicitation

Cullen/Frost will pay the expenses of the solicitation of proxies for the Annual Meeting. In addition to the solicitation of proxies by mail, Directors, officers, and employees of Cullen/Frost may solicit proxies by telephone, facsimile, in person or by other means of communication. Cullen/Frost also has retained Okapi Partners LLC (“Okapi”) to assist with the solicitation of proxies. Directors, officers, and employees of Cullen/Frost will receive no additional compensation for the solicitation of proxies, and Okapi will receive a fee not to exceed $8,000.00, plus reimbursement for out-of-pocket expenses. Cullen/Frost has requested that brokers, nominees, fiduciaries and other custodians forward proxy-soliciting material to the beneficial owners of Cullen/Frost Common Stock. Cullen/Frost will reimburse these persons for out-of-pocket expenses they incur in connection with its request.

ELECTION OF DIRECTORS

(Item 1 On Proxy Card)

The following fifteen Directors have been nominated to serve for a new one-year term: Mr. R. Denny Alexander, Mr. Carlos Alvarez, Dr. Chris Avery, Mr. Royce S. Caldwell, Mr. Crawford H. Edwards, Mr. Ruben M. Escobedo, Mr. Patrick B. Frost, Mr. Phillip D. Green, Mr. David J. Haemisegger, Mrs. Karen E. Jennings, Mr. Richard M. Kleberg, III, Mr. Charles W. Matthews, Mrs. Ida Clement Steen, Mr. Horace Wilkins, Jr. and Mr. Jack Wood. If any nominee is unable to serve, the individuals named as proxies on the enclosed proxy card will vote the shares to elect the remaining nominees and any substitute nominee or nominees designated by the Board.

The table below provides information on each nominee.

Nominees for One-Year Term Expiring in 2017:

				Shares Owned(1)
Name	Age	Principal Occupation During Past Five Years	Director Since	Amount and Nature of Beneficial Ownership		Percent

R. Denny Alexander	70	Investments; former Chairman, Overton Bank & Trust and former Director, Overton Bancshares, Inc. (merged with Cullen/Frost)	1998	50,336	(2)	0.08%

Carlos Alvarez	65	Chairman and Chief Executive Officer, The Gambrinus Company	2001	374,286		0.59%

Chris Avery	61	Chairman and CEO, James Avery Craftsman Jewelry	2015	5,000		0.01%

Royce S. Caldwell	77	Former Vice Chairman, AT&T Inc.	1994	7,086		0.01%

Crawford H. Edwards	57	President, Cassco Land Company	2005	263,857	(3)	0.41%

Ruben M. Escobedo	78	Former Senior Partner at Ruben Escobedo & Co., CPAs	1996	34,436	(4)	0.05%

Patrick B. Frost	56	President, Frost Bank, a Cullen/ Frost subsidiary	1997	974,933	(5,6)	1.53%

Phillip D. Green	61	Chairman of the Board and Chief Executive Officer of Cullen/Frost; Chairman of the Board and Chief Executive Officer of Frost Bank, a Cullen/Frost subsidiary*	2016	240,175	(5,7)	0.38%

David J. Haemisegger	62	President, NorthPark Management Company	2008	3,760		0.01%

Karen E. Jennings	65	Former Senior Executive Vice President, Advertising and Corporate Communications, AT&T Inc.	2001	6,386		0.01%

Richard M. Kleberg, III	73	Investments	1992	40,711	(8)	0.06%

Charles W. Matthews	71	Former Vice President, General Counsel of Exxon Mobil Corporation	2010	4,580		0.01%

Nominees for One-Year Term Expiring in 2017 (continued):

Ida Clement Steen	63	Investments	1996	6,548	(9)	0.01%

Horace Wilkins, Jr.	65	Former President, Special Markets, AT&T Inc.; former Regional President, AT&T Inc.	1997	4,686		0.01%

Jack Wood.	60	Investments; former President, Chief Executive Officer and Director of Western National Bank (acquired by Cullen/Frost in May 2014 and merged with Frost Bank in June 2014); Partner, Permian Enterprises, Ltd.	2014	909,671		1.43%

*	Mr. Green will become Chairman of the Board and Chief Executive Officer of Cullen/Frost and Chairman of the Board and Chief Executive Officer of Frost Bank, a Cullen/Frost subsidiary, effective as of April 1, 2016, succeeding Mr. Richard W. Evans, Jr. in each of those positions. Mr. Green currently serves as President of Cullen/Frost, a position he has held since January 2015. Prior to his appointment as President of Cullen/Frost, Mr. Green served as Chief Financial Officer of Cullen/Frost since 1995.

(1)	Beneficial ownership is stated as of February 5, 2016. The owners have sole voting and sole investment power for the shares of Cullen/Frost Common Stock reported unless otherwise indicated. The amount beneficially owned also includes deferred stock units granted to each non-employee Director, with delivery of the underlying Cullen/Frost Common Stock deferred until that Director ceases to be a member of the Board of Directors. The number of shares of Cullen/Frost Common Stock beneficially owned by all Directors, nominees and executive officers as a group is disclosed on page 46.

(2)	Includes 29,050 shares held by a limited partnership of which Mr. Alexander is the general partner and 17,000 shares held by a charitable foundation for which Mr. Alexander disclaims beneficial ownership.

(3)	Includes (a) 74,118 shares held by three trusts of which Mr. Edwards is a trustee, and, (b) 53,617 shares held by a trust of which Mr. Edwards is the trustee and for which voting and investment power rests with the majority of three trustees of the trust.

(4)	Includes 2,150 shares for which Mr. Escobedo shares voting and investment power with his wife.

(5)	Includes the following shares allocated under the 401(k) Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc., for which each beneficial owner has both sole voting and sole investment power: Mr. Patrick B. Frost 31,476 and Mr. Phillip D. Green 37,985.

(6)	Includes (a) 707,493 shares held by a limited partnership of which the general partner is a limited liability company of which Mr. Frost is the sole manager, (b) 3,855 shares held by Mr. Frost’s children for which Mr. Frost is the custodian and (c) 630 shares held by Mr. Frost’s wife for which Mr. Frost disclaims beneficial ownership. With respect to the 707,493 shares held by a limited partnership, Mr. Frost has sole voting rights over all shares, sole investment power over 70,749 shares and shared investment power over 636,744 shares.

(7)	Includes (a) 25,685 shares held by six trusts of which Mr. Green is a trustee, (b) 1,100 shares held by Mr. Green’s wife for which Mr. Green disclaims beneficial ownership.

(8)	Includes 8,400 shares held by a family partnership for which Mr. Kleberg has sole voting and sole investment power.

(9)	Includes 200 shares in a trust for which Mrs. Steen shares voting and investment power with her husband.

GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS

Meetings and Attendance

The Board of Directors had eight meetings in 2015. Each of Cullen/Frost’s current Directors attended 92% or more of the meetings of the Board and the Committees of the Board on which he or she served during 2015.

The Board of Directors has a policy which encourages all Directors to attend the Annual Meeting of Shareholders, and in 2015 thirteen out of fourteen Directors attended the Annual Meeting.

Committees of the Board

The Board of Directors has six Committees, each of which is described in the chart below.

Committee	Members**	Primary Responsibilities	Meetings in 2015

Audit	Ruben M. Escobedo (Chair) Royce S. Caldwell David J. Haemisegger Richard M. Kleberg, III	• Assists Board oversight of the integrity of Cullen/Frost’s financial statements, Cullen/Frost’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of the independent auditors and Cullen/Frost’s internal audit function. • Appoints, compensates, retains and oversees the independent auditors, and pre-approves all audit and non-audit services.	6

Compensation and Benefits	Royce S. Caldwell (Chair) Ruben M. Escobedo Karen E. Jennings Charles W. Matthews	• Oversees the development and implementation of Cullen/Frost’s compensation and benefits programs. • Reviews and approves the corporate goals and objectives relevant to the compensation of the CEO, evaluates the CEO’s performance based on those goals and objectives, and sets the CEO’s compensation based on the evaluation. • Oversees the administration of Cullen/Frost’s compensation and benefits plans.	4

Corporate Governance and Nominating	Royce S. Caldwell (Chair) Ruben M. Escobedo Karen E. Jennings Charles W. Matthews	• Maintains and reviews Cullen/Frost’s corporate governance principles. • Oversees and establishes procedures for the evaluation of the Board. • Identifies and recommends candidates for election to the Board.	2

Executive	Phillip D. Green (Chair)** Royce S. Caldwell Patrick B. Frost	• Acts for the Board of Directors between meetings, except as limited by resolutions of the Board, Cullen/Frost’s Articles of Incorporation or By-Laws, and applicable law.	1

Committee	Members**	Primary Responsibilities	Meetings in 2015

Risk	Horace Wilkins, Jr. (Chair) Crawford H. Edwards Phillip D. Green** Patrick B. Frost Karen E. Jennings Jack Wood	• Oversees Cullen/Frost’s enterprise risk management framework, including policies, procedures, strategies and systems established to measure, mitigate, monitor and report major risks. • Assists Board oversight across the organization for the types of risks to which Cullen/Frost is exposed, including: credit, operational, compliance/regulatory, liquidity and reputation.	12

Strategic Planning	Phillip D. Green (Chair)** R. Denny Alexander Carlos Alvarez Royce S. Caldwell Charles W. Matthews	• Analyzes the strategic direction for Cullen/Frost, including reviewing short-term and long-term goals. • Monitors Cullen/Frost’s corporate mission statement and capital planning.	5

**	Mr. Green’s membership on the Committees disclosed above will be effective as of April 1, 2016, when he succeeds Mr. Richard W. Evans, Jr. as Chairman of the Board and Chief Executive Officer of Cullen/Frost and Frost Bank.

The Board has adopted written charters of the Audit Committee, the Compensation and Benefits Committee, the Corporate Governance and Nominating Committee and the Risk Committee. All of these charters are available at frostbank.com or in print to any shareholder making a request by contacting the Corporate Secretary, Stan McCormick at 100 West Houston Street, San Antonio, Texas 78205. As described in more detail below under “Certain Corporate Governance Matters—Director Independence,” the Board has determined that each member of the Audit Committee, the Compensation and Benefits Committee, and the Corporate Governance and Nominating Committee is independent within the meaning of the rules of the NYSE. The Board has also determined that each member of the Audit Committee is independent within the meaning of the rules of the SEC. In addition, the Board has determined that each member of the Audit Committee is “financially literate” and that at least one member of the Audit Committee has “accounting or related financial management expertise,” in each case within the meaning of the NYSE’s rules. The Board has also determined that Mr. Ruben M. Escobedo is an “audit committee financial expert” within the meaning of the SEC’s rules.

Leadership Structure

As provided in our Corporate Governance Guidelines, our Board selects its Chairman, Lead Director and CEO in a way that it considers to be in the best interests of Cullen/Frost. The Board does not have a policy on whether the role of Chairman and CEO should be separate or combined, but believes that the most effective leadership structure for Cullen/Frost is to combine these responsibilities. This structure avoids the potential confusion and conflict over who is leading the Company, both within the Company and when dealing with investors, customers and counterparties, and the duplication of efforts that can result from the roles being separated. The Board also believes that combining these roles in one person enhances accountability for the performance of Cullen/Frost. Furthermore, as Cullen/Frost has traditionally combined these roles (for some 30+ years now), separating them could cause significant disruption in oversight and lines of reporting. Nevertheless, depending upon the circumstances, the Board could choose to separate the roles of Chairman and CEO in the future.

To help ensure strong oversight by our non-management directors, our Audit Committee, Corporate Governance and Nominating Committee, and Compensation and Benefits Committee are composed only of independent directors, and our Risk Committee is composed of a majority of independent directors. In accordance with our Corporate Governance Guidelines, the Chair of the Corporate Governance and Nominating Committee acts as the Lead Director and presides at executive sessions of non-management directors and presents to the full Board any matters that may need to be considered by the full Board. Mr. Royce S. Caldwell, the current Lead Director, also is the Chair of the Compensation and Benefits Committee and is a member of several other Board committees. As a result, the Lead Director is fully informed of all activities of the Board and all of its committees. In addition to presiding at the executive sessions of the non-management directors, the Lead Director also reviews the agenda, schedule and materials for each Board Meeting and Board committee meeting and executive session, and facilitates communication between the non-management directors and the Chairman and CEO.

The Board is responsible for overseeing all aspects of management of Cullen/Frost, including risk oversight, which is effected primarily through the Audit and Risk Committees. The Risk Committee assists the Board in fulfilling its responsibilities for oversight of the Company’s enterprise-wide risk management framework, including reviewing the Company’s overall risk appetite, risk management strategy and the policies and practices established by the Company’s management to identify and manage risk to the Company. The Audit Committee receives reports on, and reviews, Frost Bank’s principal risk exposure, including financial reporting, credit, and liquidity risk. Cullen/Frost management regularly discusses macro-economic and business-specific factors with the Audit Committee and the Risk Committee, as well as the potential impact of these factors on the risk profile (including the financial situation) of the Company. Cullen/Frost management also periodically reviews with the Board specific risk analyses, such as sensitivity and scenario analyses. In addition, the Audit Committee and the Risk Committee receive written packages and detailed oral postings on various types of risk and other matters (which come from a combination of the Company’s CEO, CFO, and Chief Risk Officer) at regularly scheduled meetings. The Board also interacts on a regular basis with executive officers, from both the control and line of business sides of Cullen/Frost. Furthermore, members of the Board of Cullen/Frost also serve as members of the Board of Directors of Frost Bank, and as such receive regular reports on the operations of Frost Bank. The Board of Directors of Frost Bank has additional committees that are not committees of the Board of Cullen/Frost. These Frost Bank Board committees have a majority of independent directors and review risks and approve policy exceptions in lending and trust services. Each standing committee of the Boards of Cullen/Frost and Frost Bank has oversight responsibility for risks inherent within its area of oversight. It is through these various channels that the Board receives the necessary information to oversee the Company’s risk management.

Director Nomination Process

The Corporate Governance and Nominating Committee is responsible for identifying individuals qualified to become members of the Board of Directors and for recommending to the Board the nominees to stand for election as Directors.

In identifying Director Candidates, the Corporate Governance and Nominating Committee may seek input from Cullen/Frost’s management and from current members of the Board. In addition, it may use the services of an outside consultant, although it has not done so in the past. The Corporate Governance and Nominating Committee will consider candidates recommended by shareholders. Shareholders who wish to recommend candidates may do so by writing to the Corporate Governance and Nominating Committee of Cullen/Frost Bankers, Inc., c/o Corporate Secretary, 100 West Houston Street, San Antonio, Texas 78205. Recommendations may be submitted at any time. The written recommendation must include the name of the candidate, the number of shares of Cullen/Frost Common Stock owned by the candidate and the information regarding the candidate that would be included in a proxy statement for the election of Directors pursuant to paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC.

In evaluating Director candidates, the Corporate Governance and Nominating Committee initially considers the Board’s need for additional or replacement Directors. It also considers the criteria approved by the Board and set forth in Cullen/Frost’s Corporate Governance Guidelines, which include, among other things, the candidate’s personal qualities (in light of Cullen/Frost’s core values and mission statement), accomplishments and reputation in the business community, the fit of the candidate’s skills and personality with those of other Directors and candidates and the ability of the candidate to commit adequate time to Board and committee matters. The objective is to build a Board that is effective, collegial and responsive to the needs of Cullen/Frost and that includes a diversity of viewpoints, background, experience and other demographics. In addition, considerable emphasis is given to Cullen/Frost’s mission statement and core values, statutory and regulatory requirements, and the Board’s goal of having a substantial majority of independent directors.

The Corporate Governance and Nominating Committee evaluates all Director Candidates in the same manner, including candidates recommended by shareholders. In considering whether candidates satisfy the criteria described above, the Committee will initially utilize the information it receives with the recommendation and other information it otherwise possesses. If it determines, in consultation with other Board members, including the Chairman, that more information is needed, it may, among other things, conduct interviews.

2015 Director Compensation

2015 Director Compensation Table

Name(1)	Fees earned or paid in cash(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other	Total ($)

R. Denny Alexander	73,000	39,971	—	—	—	112,971

Carlos Alvarez	75,000	39,971	—	—	—	114,971

Chris Avery	20,000	—	—	—	—	20,000

Royce S. Caldwell	109,500	39,971	—	—	—	149,471

Crawford H. Edwards	84,000	39,971	—	—	—	123,971

Ruben M. Escobedo	94,500	39,971	—	—	—	134,471

David J. Haemisegger	78,000	39,971	—	—	—	117,971

Karen E. Jennings	92,000	39,971	—	—	—	131,971

Richard M. Kleberg, III	82,000	39,971	—	—	—	121,971

Charles W. Matthews	83,000	39,971	—	—	—	122,971

Ida Clement Steen	85,500	39,971	—	—	—	125,471

Horace Wilkins, Jr.	97,500	39,971	—	—	—	137,471

Jack Wood	81,000	39,971	—	—	—	120,971

(1)	Mr. Evans, Cullen/Frost’s Chief Executive Officer, and Mr. Frost, President of Frost Bank, are not included in this table because they are Named Executive Officers of Cullen/Frost and receive no compensation for their service as Directors. For further information on the compensation paid to Mr. Evans and Mr. Frost, as well as their holdings of stock awards and option awards, see the Summary Compensation Table (Page 35) and the Grants of Plan-Based Awards Table (Page 37).

(2)	Amounts shown as Fees Earned or Paid in Cash represent fees paid for serving on the Boards of Directors of both Cullen/Frost and Frost Bank.

(3)	Amounts shown represent the grant date fair value of Deferred Stock Units granted to the non-employee Directors during 2015. Each non-employee Director was granted 548 Deferred Stock Units on April 30, 2015. The grant date fair value of each Deferred Stock Unit was $72.94, which was the closing price of Cullen/Frost’s stock on that day. Dr. Avery was not a Director at the time the Deferred Stock Units were granted in 2015 as he was elected to the Board in December of 2015.

(4)	The following information indicates the aggregate number of Deferred Stock Units previously awarded and outstanding for the following directors as of December 31, 2015:

•	R. Denny Alexander—4,286;

•	Carlos Alvarez—4,286;

•	Chris Avery—0;

•	Royce Caldwell—4,286;

•	Crawford H. Edwards—4,286;

•	Ruben M. Escobedo—4,286;

•	David J. Haemisegger—3,741;

•	Karen E. Jennings—4,286;

•	Richard M. Kleberg, III—4,286;

•	Charles W. Matthews—2,580;

•	Ida Clement Steen—4,286;

•	Horace Wilkins, Jr.—4,286; and

•	Jack Wood—548.

Cullen/Frost employees receive no fees for their services as members of the Board of Directors or any of its committees. Non-employee Directors receive an annual retainer fee of $40,000 and a fee of $4,000 for each Cullen/Frost Board meeting attended. In addition, non-employee Directors receive $1,000 for attending each meeting of a committee of the Board to which they have been appointed, except that the Chairman of the Audit Committee receives $1,500 for each meeting of the Audit Committee attended and all non-employee Committee Chairs receive an annual retainer fee of $7,500. Non-employee Directors are also eligible to receive stock-based compensation each year under Cullen/Frost’s 2015 Omnibus Incentive Plan. In April 2015, each non-employee Director in office at that time received 548 Deferred Stock Units. Upon retirement from Cullen/Frost’s Board of Directors, non-employee directors will receive one share of Cullen/Frost’s Common Stock for each Deferred Stock Unit held. The Deferred Stock Units were fully vested upon being awarded and will receive equivalent dividend payments as such dividends are declared on Cullen/Frost’s Common Stock.

In addition, each of the Cullen/Frost Directors serves on the Board of Directors of Frost Bank, a subsidiary of Cullen/Frost.

Other Directorships

The following are directorships held by nominees and Directors in public companies other than Cullen/Frost or in registered investment companies:

Mr. Escobedo	CST Brands, Inc.
Mr. Matthews	Trinity Industries, Inc.

Director Qualifications

All members of our Board have worked for all or substantial parts of their careers in Texas and have significant knowledge of the markets that we serve and extensive ties to local community and business leaders. Below is additional information about the qualifications of our Directors.

R. Denny Alexander	Director since 1998

A native of Fort Worth, Mr. Denny Alexander was one of the founding directors of Overton Bank and Trust in Fort Worth in 1978. For 14 years, he served as chairman of the board and director of Overton Bancshares, which merged with Cullen/Frost in 1998. He is currently the trustee of two private family foundations and manages investments. Mr. Alexander is a graduate of Stanford University with a BA degree in Economics and also earned an MBA degree in Finance from Stanford’s Graduate School of Business. He is a trustee emeritus of Texas Christian University, where he formerly served as a trustee and chair of the Fiscal Affairs Committee. In addition, he has chaired the Chancellor Search Committee at TCU. It is because of his experience in banking and wealth management, as well as his knowledge of the communities we serve, that the Board has concluded that Mr. Alexander should continue serving on the Board.

Carlos Alvarez	Director since 2001

Mr. Carlos Alvarez is chairman and CEO of The Gambrinus Company which he founded in 1986 when he moved from his native Mexico with his family to San Antonio. Gambrinus is a leading U.S. craft brewer and marketer with breweries in Shiner, TX (The Spoetzl Brewery); Portland, OR (Bridge Port Brewing Company); and Berkeley, CA (Trumer Brauerei). He is committed to education and has served on the board of trustees of Davidson College, School Year Abroad, Saint Mary’s Hall (San Antonio); and is a member of the Chancellor’s Circle for the University of Texas system. Mr. Alvarez has made significant contributions to these and other educational institutions’ endowment programs, particularly those geared toward driving greater international engagement. He is a board member of the World Affairs Council of America (Washington, DC) and the World Affairs Council of San Antonio, which he previously served as chairman. Mr. Alvarez has extensive experience in all facets of the business, including a strong background in operations and sales. He has an exceptional understanding of the role marketing strategy and branding plays in the success of a company. It is because of his business acumen, as well as his knowledge of the communities we serve, that the Board has concluded that Mr. Alvarez should continue serving on the Board.

Chris Avery	Director since 2015

Dr. Chris Avery is CEO and chairman of the board of James Avery Jewelry, a family-owned company founded by his father in 1954, to create finely crafted jewelry designs. Dr. Avery has served on the James Avery Craftsman board of directors since 1989. A licensed physician and board-certified anesthesiologist, he left his profession as chief of anesthesia at Sid Peterson Memorial Hospital in Kerrville in 1991 to assist in the transition and direction of the family business. He became president and chief operating officer in 1991 and later assumed the roles of CEO and chairman of the board in May 2007. Under his leadership, James Avery Jewelry has become a national brand that designs, manufactures and sells jewelry in its own stores across the U.S. Dr. Avery earned a bachelor’s degree in biology from Stephen F. Austin State University and a medical degree from the University of Texas Medical School at San Antonio (now the University of Texas Health Science Center at San Antonio). After an internship in orthopedic surgery, he worked as an ER physician in San Antonio and Kerrville. He completed an anesthesia residency at Medical Center Hospital in San Antonio and began his anesthesia practice in Kerrville. Dr. Avery is president of the Fredericksburg Hospital Authority board of directors and has served the boards of Hill Country Memorial Hospital in Fredericksburg, Texas and Sid Peterson Hospital in Kerrville, Texas. It is because of his experience in business operations and management, as well as his knowledge of the communities we serve, that the Board has concluded that Dr. Avery should continue serving on the Board.

Royce S. Caldwell	Director since 1994

During his 37-year tenure with Southwestern Bell Corporation, which became AT&T, Inc., Mr. Royce Caldwell served as vice chairman, chief operating officer and a director, as well as chairman and chief executive officer of Ameritech, Pacific Bell Corp., Southern New England Corp., and Prodigy Corp. He also served as president and chief executive officer of Southwestern Bell Corp., also serving on its board of directors. In addition, Mr. Caldwell served on the board of directors of Telmex. After retiring from AT&T, Mr. Caldwell was lead director on the board of Sabre Holdings Corporation, a travel marketing, distribution and technology company in Dallas. A San Antonio native, he graduated from Abilene Christian University with a BBA degree. Mr. Caldwell is lead director for Cullen/Frost Bankers, Inc. It is because of his experience in business operations and management and years of experience at Cullen/Frost, as well as his knowledge of the communities we serve, that the Board has concluded that Mr. Caldwell should continue serving on the Board.

Crawford H. Edwards	Director since 2005

Fort Worth native Mr. Crawford Edwards is president of Cassco Land Co., Inc. and is the fifth generation of his family involved in managing his family’s ranching business. Since 2005, he has been engaged in the investing in and managing of commercial real estate. After graduating with a bachelor of general studies degree from Texas Christian University and the TCU Ranch Management program, he worked as a petroleum landman in Midland, Texas. Mr. Edwards serves on the board of directors of the Texas and Southwestern Cattle Raisers Association, the Southwestern Exposition and Livestock Show and the National Finance Credit Corporation. It is because of this experience, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Edwards should continue serving on the Board.

Ruben M. Escobedo	Director since 1996

Mr. Ruben Escobedo, a retired CPA, managed his own company, Ruben Escobedo & Co., CPA, for 30 years. A native of Floresville, Texas, he received a bachelor of business administration degree from St. Mary’s University. He began his practice of public accounting with Price Waterhouse in New York. He serves on the board of directors of CST Brands, Inc. (Corner Stores), where he is on the Audit Committee. He is a past director of Valero Energy Corporation. Escobedo chairs the Audit Committee at the University of Texas at San Antonio. Escobedo is chairman of the board of trustees of the Catholic Community Foundation and is past chair of the board of trustees of St. Mary’s University and the Historical Centre Foundation. He serves on the Executive Committee of the board of directors of United Way of San Antonio and Bexar County. He is founding chair of the San Antonio-Mexico Foundation for Education and was co-chair of the $22.5 million capital campaign for San Fernando Cathedral. It is because of his extensive and varied accounting experience and years of experience at Cullen/Frost, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Escobedo should continue serving on the Board.

Patrick B. Frost	Director since 1997

Mr. Patrick B. Frost is President of Frost Bank. A native of San Antonio, he earned a BA degree in Economics from Vanderbilt University and an MBA degree from the University of Texas at Austin. He is the Chairman of the Audit Committee of the University of Texas Health Science Center, chairman of the Free Trade Alliance of San Antonio and vice-chairman of the Santa Rosa Children’s Hospital Foundation. Mr. Frost is also a trustee of the San Antonio Medical Foundation and serves on the board of trustees of United Way of San Antonio. He is on the Executive Committee of the San Antonio Livestock Exposition, and was advisory council chairman of the University of Texas at San Antonio College of Business. Mr. Frost was chair of the local organizing committee for the NCAA Men’s Final Four in 2004 and 2008 and chair of the Alamo Bowl in 2003 and 2013. It is because of his experience in banking and his many years at Cullen/Frost, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Frost should continue serving on the Board.

Phillip D. Green	Director since 2016

Mr. Phillip D. Green has been with the Company for 35 years, and will begin serving as Chairman and Chief Executive Officer of Cullen/Frost and Frost Bank on April 1, 2016. Mr. Green joined the Company in 1980 and held a number of managerial positions in the financial division before serving as Chief Financial Officer of Cullen/Frost and Frost Bank from 1995 to 2015. In January 2015, Mr. Green was appointed President of Cullen/Frost, a position he will continue to hold until he becomes Chairman and Chief Executive Officer of Cullen/Frost and Frost Bank effective April 1, 2016. Mr. Green has also had oversight for the Company’s technology, operations and capital markets areas. He has worked closely with the CEO on all matters involving the board of directors and investor relations. He serves on the board of Frost Insurance. Mr. Green graduated with honors from the University of Texas at Austin with a BBA degree in Accounting. Mr. Green is a past President and Director of the South Texas Chapter of the Financial Executives Institute (FEI). He is also a past Director and executive committee member of the San Antonio Symphony. He has served on the Advisory Committee for Strategic Planning for the Boy Scouts of San Antonio. Mr. Green is a past board member and a member of the investment committee for the Baptist Health Foundation of San Antonio. He currently serves on the University of Texas at Austin McCombs School of Business Accounting Advisory Council. It is because of his experience in banking and his many years at Cullen/Frost and Frost Bank, as well as his knowledge of the communities we serve, that our Board appointed Mr. Green to succeed Mr. Richard W. Evans, Jr. as Chairman and Chief Executive Officer of Cullen/Frost and Frost Bank once Mr. Evans retires on March 31, 2016, and has concluded that Mr. Green should continue serving on the Board.

David J. Haemisegger	Director since 2008

Mr. David Haemisegger is president of the NorthPark Management Company, which manages NorthPark Center, a major shopping mall in Dallas, Texas. After graduating with a BA degree from Princeton University in his native New Jersey, he earned an MBA degree from the Wharton School at the University of Pennsylvania. He was president and chief operating officer of the Raymond D. Nasher Company until 1995, when he became president of NorthPark Management Company. Mr. Haemisegger is president and a member of the board of trustees and the Audit and Finance Committees at both the Nasher Foundation and the Nasher Sculpture Center. Mr. Haemisegger is Chairman of the board of trustees at the Hockaday School in Dallas where he previously served as the school’s treasurer for five years. In addition, he is a member of the board of trustees of the Dallas Museum of Art and a former member of the board of directors and the Audit, Loan and Executive Committees of NorthPark National Bank. It is because of his experience in banking and real estate, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Haemisegger should continue serving on the Board.

Karen E. Jennings	Director since 2001

Mrs. Karen Jennings was senior executive vice president of Human Resources and Corporate Communications at Southwestern Bell Corporation, which became AT&T, Inc. During her long tenure at AT&T, she also held the positions of senior executive vice president of Human Resources and Corporate Communications, and president – Missouri for Southwestern Bell Telephone Company. Mrs. Jennings grew up in Carleton, Michigan, graduating from the University of Arkansas with a BS degree in Education. She also attended the executive education program at the University of Michigan and Northwestern University. She serves on the board of directors of Ladies Pro Golf Association (LPGA). It is because of her experience in business operations, management and telecommunications experience, as well as her knowledge of the communities we serve, that our Board has concluded that Mrs. Jennings should continue serving on the Board.

Richard M. Kleberg III	Director since 1992

Mr. Richard M. (Tres) Kleberg III, a fifth generation Texan from Kingsville, has been managing partner of SFD Enterprises, LLC, a private family investment management firm, for 30 years. He is a graduate of Trinity University with a BS degree in Political Science and the Southwest Graduate School of Banking at SMU. He joined Frost Bank’s executive training program after college and became a trust and business development officer and then a commercial loan officer. Mr. Kleberg served on the board and Audit Committee of the Abraxas Petroleum Corporation for 16 years and was a director and served on the Audit Committee of Kleberg First National Bank. He served as a director and a member of the Investment/ Finance and Compensation Committee of the King Ranch, Inc. He currently serves on the Board of Trustees of Trinity University and sat on the Finance Committee for more than 25 years. He is also past chairman of the board of the San Antonio Livestock Exposition. Mr. Kleberg was appointed to serve as the civilian aide to the Secretary of the Army Texas/South in 2008. In addition, he serves on the development board of the U.T. Health Science Center in San Antonio and on the Chancellor’s Advisory Council of the University of Texas. He is also a trustee of the Naval Aviation Museum Foundation. It is because of his experience in banking and his years of experience at Cullen/Frost, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Kleberg should continue serving on the Board.

Charles W. Matthews	Director since 2010

Mr. Charles Matthews, formerly general counsel of Exxon Mobil Corporation, spent his entire career at Exxon, the world’s largest energy company. A graduate of the University of Texas at Austin with a BA degree in government, he earned a JD degree from the University of Houston and joined Humble Oil, now known as Exxon Mobil, upon graduation. He rose in the law department to become vice president and general counsel of Exxon Mobil. He was responsible for coordinating the legal and regulatory efforts to facilitate the merger between Exxon Corporation and Mobil Corporation. As general counsel, Mr. Matthews oversaw the company’s law department, consisting of more than 460 lawyers with offices in 40 countries. A native of Houston, he has served as a national trustee for the Southwestern Region of The Boys and Girls Clubs of America. He is a member of the advisory board and the past chairman of the University of Houston Law Foundation. Mr. Matthews is also past-chair and past-president of the Ex-Students Association and a member of the Texas Exes Scholarship Foundation of the University of Texas. He serves on the boards of Trinity Industries Inc., and Children’s Medical Center of Dallas. He is also immediate past chair of the Texas Cultural Trust. It is because of his experience in corporate governance and the in-depth knowledge of the opportunities and challenges facing energy companies, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Matthews should continue serving on the Board.

Ida Clement Steen	Director since 1996

A native of Kingsville, Texas, Mrs. Ida Clement (Weisie) Steen gained investment experience through managing personal holdings for the past 40 years. She is regent emerita for the Texas A&M University System, where she served on the Finance Committee and as special liaison to the Texas Growth Fund Board. A graduate of Trinity University, she was a teacher and administrator at Learning About Learning Educational Foundation. She chaired the 2011 Texas Inaugural Committee as well as the 150th anniversary celebration of King Ranch, Inc. Mrs. Steen has served as chair of the board of trustees of San Antonio Academy and as vice- chair and trustee of the Santa Rosa Children’s Hospital Foundation Endowment Fund. She served on the six-member Texas State Preservation Board, which is chaired by the governor and oversees the State Capitol, the Texas State History Museum and the Governor’s Mansion. By gubernatorial appointment, she sits on the three-member Texas Alcoholic Beverage Commission, the agency that regulates all phases of the alcoholic beverage industry in Texas. It is because of her experience in investing and her years of experience at Cullen/Frost, as well as her knowledge of the communities we serve, that our Board has concluded that Mrs. Steen should continue serving on the Board.

Horace Wilkins, Jr.	Director since 1997

Mr. Horace Wilkins, Jr. was president of Special Markets and a regional president of Southwestern Bell Corporation, which became AT&T, Inc. during his 30-year career with the company. A native of Fort Worth, he received a BS degree in Social Biology from Yale University and earned an MBA degree in General Business from the University of Dallas. He is a member of the board and serves on the Compensation and Benefits Committee of U.S. Sugar Corporation. Mr. Wilkins is also chairman of the board of The Jordan Development Corporation. It is because of his experience in business operations, management and telecommunications and his years of service at Cullen/Frost, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Wilkins should continue serving on the Board.

Jack Wood	Director since 2014

Mr. Jack Wood, an Odessa native, is co-owner and director of Permian Enterprise, Inc., a family-owned, pipe coating business. Along with his brother Don and their father Clay, Mr. Wood acquired controlling interest in WNB Bancshares, Inc. in 1985. For 29 years, Mr. Wood was president and chief executive of Western National Bank, which merged with Cullen/Frost in 2014. He also served as a partner in Southwest Convenience Stores, LLC, which owned 172 7-Eleven stores throughout the Permian Basin until it was sold to Alon, USA in 2011. He graduated from Texas Tech University with a BS degree in business management. Mr. Wood is past chairman of the Odessa Chamber of Commerce, the Odessa Industrial Development Corporation, Odessa United Way Campaign and Odessa Boys and Girls Club. He was the founding chairman of the Medical Center Hospital Foundation Board and is a member of the UTPB Development Board, the Texas Tech Advisory Council, the Permian Basin Area Foundation and the Texas Small Business Advisory Council. He was appointed to the Texas Water Advisory Board by the Lieutenant Governor of Texas, serving as its chairman. It is because of his experience in banking and his outstanding leadership and entrepreneurial skills, along with his expertise in the energy and retail sectors that the Board has concluded that Mr. Wood should continue serving on the Board.

Miscellaneous Information

There are no arrangements or understandings between any nominee or Director of Cullen/Frost and any other person regarding such nominee’s or Director’s selection as such.

CERTAIN CORPORATE GOVERNANCE MATTERS

Cullen/Frost believes that it has operated over the years with sound corporate governance practices that exemplify its commitment to integrity and to protect both the interests of its shareholders and the other constituencies that it serves. These practices include a substantially independent Board of Directors, periodic meetings of non-management Directors, and a sound and comprehensive code of conduct, which obligates Directors and all employees to adhere to the highest legal and ethical business practices. A review of some of Cullen/Frost’s corporate governance measures is set forth below.

Director Independence

The Board of Directors believes that a substantial majority of its members should be independent within the meaning of the NYSE’s rules. To this end, the Board reviews annually the relevant facts and circumstances regarding relationships between Directors and Cullen/Frost. The purpose of the Board’s review is to determine whether any Director has a material relationship with Cullen/Frost (either directly or as a partner, shareholder or officer of an organization that has a relationship with Cullen/Frost).

In connection with the Board’s latest review, the Board determined that the following Directors, who compose approximately 85% of the Board, are independent within the meaning of the NYSE’s rules: Mr. R. Denny Alexander, Mr. Carlos Alvarez, Dr. Chris Avery, Mr. Royce S. Caldwell, Mr. Crawford H. Edwards, Mr. Ruben M. Escobedo, Mr. David J. Haemisegger, Mrs. Karen E. Jennings, Mr. Richard M. Kleberg, III, Mr. Charles W. Matthews, Mrs. Ida Clement Steen, Mr. Horace Wilkins, Jr. and Mr. Jack Wood. Mr. Patrick B. Frost and Mr. Phillip D. Green (Mr. Green will become a Director of Cullen/Frost on April 1, 2016 when he becomes Chairman and Chief Executive Officer of Cullen/Frost and Frost Bank, replacing Mr. Richard W. Evans, Jr. in each of those positions) are not independent because they are executive officers of Cullen/Frost.

In making its independence determinations, the Board considers the NYSE’s rules, as well as the standards set forth below. The Board adopted these standards pursuant to the NYSE’s rules to assist in making independence determinations. For purposes of the standards, the term “Cullen/Frost Entity” means, collectively, Cullen/Frost and each of its subsidiaries.

Credit Relationships.    A proposed or outstanding relationship that consists of an extension of credit by a Cullen/Frost Entity to a Director or a person or entity that is affiliated, associated or related to a Director should not be deemed to be a material relationship if it satisfies each of the following criteria:

•	It is not categorized as “classified” by the Cullen/Frost Entity or any regulatory authority that supervises the Cullen/Frost Entity.

•

It is made on terms and under circumstances, including credit standards, that are substantially similar to those prevailing at the time for comparable relationships with other unrelated persons or entities and, if subject to the Federal Reserve Board’s Regulation O (12 C.F.R. Part 215), is made in accordance with Regulation O.

•

In the event that it was not made, in the case of a proposed extension of credit, or it was terminated in the normal course of the Cullen/Frost Entity’s business, in the case of an outstanding extension of credit, the action would not reasonably be expected to have a material adverse effect on the Director or the business, results of operations or financial condition of any person or entity related to such Director.

The Board of Directors determined that credit relationships with each of our independent Directors satisfied these criteria.

Non-Credit Banking or Financial Products or Services Relationships.    A proposed or outstanding relationship in which a Director or a person or entity that is affiliated, associated or related to a Director procures non-credit banking or financial products or services from a Cullen/Frost Entity should not be deemed to be a material relationship if it (i) has been or will be offered in the ordinary course of the Cullen/Frost Entity’s business and (ii) has been or will be offered on terms and under circumstances that were or are substantially similar to those prevailing at the time for comparable non-credit banking or financial products or services provided by the Cullen/Frost Entity to other unrelated persons or entities. The Board of Directors determined that non-credit banking or financial products or services relationships with each of our independent Directors satisfied these criteria.

Property or Services Relationships.    A proposed or outstanding relationship in which a Director or a person or Entity that is affiliated, associated or related to a Director provides property or services to a Cullen/Frost Entity should not be deemed to be a material relationship if the property or services (i) have been or will be procured in the ordinary course of the Cullen/Frost Entity’s business and (ii) have been or will be procured on terms and under circumstances that were or are substantially similar to those that the Cullen/Frost Entity would expect in procuring comparable property or services from other unrelated persons or entities. The Board of Directors determined that the lease arrangements involving companies in which Mr. R. Denny Alexander,

Mr. Crawford H. Edwards and Mr. Jack Wood have interests, as further described under Certain Transactions and Relationships on page 47, below, satisfied these criteria.

Meetings of Non-Management Directors

Cullen/Frost’s non-management Directors meet in executive sessions without members of management present at each regularly scheduled meeting of the Board. The Lead Director and Chairman of the Board’s Corporate Governance and Nominating Committee, who is currently Mr. Royce S. Caldwell, presides at the executive sessions.

Communications with Directors

The Board of Directors has established a mechanism for shareholders or other interested parties to communicate with the non-management Directors as a group and with the presiding non-management Lead Director. All such communications, which can be anonymous or confidential, should be addressed to the Board of Directors of Cullen/Frost Bankers, Inc., c/o Corporate Secretary, 100 West Houston Street, San Antonio, Texas 78205.

In addition, the Board of Directors has established a mechanism for shareholders or other interested parties that have concerns or complaints regarding accounting, internal accounting controls or auditing matters to communicate them to the Audit Committee. Such concerns or complaints, which can be anonymous or confidential, should be addressed to the Audit Committee of Cullen/Frost Bankers, Inc., c/o Corporate Secretary, 100 West Houston Street, San Antonio, Texas 78205.

For shareholders or other interested parties desiring to communicate with the non-management Directors, the presiding non-management Lead Director or the Audit Committee by e-mail, telephone or U.S. mail, please see the information set forth on Cullen/Frost’s website at frostbank.com. Alternatively, any shareholder or other interested party may communicate in writing by contacting the Corporate Secretary, Stan McCormick, at 100 West Houston Street, San Antonio, Texas 78205. These communications can be anonymous or confidential.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, which reaffirm Cullen/Frost’s commitment to having strong corporate governance practices. The Guidelines set forth, among other things, the policies of the Board with respect to Board composition, selection of Directors, retirement of Directors, Director orientation and continuing training, executive sessions of non-management Directors, Director compensation and Director responsibilities. The Guidelines are available on Cullen/Frost’s website at frostbank.com or in print to any shareholder making a request by contacting the Corporate Secretary, Stan McCormick, at 100 West Houston Street, San Antonio, Texas 78205.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics for Directors and Cullen/Frost employees, including Cullen/Frost’s Chief Executive Officer, Chief Financial Officer and principal accounting officer. The Code addresses, among other things, honest and ethical conduct, accurate and timely financial reporting, compliance with applicable laws, accountability for adherence to the Code and prompt internal reporting of violations of the Code. The Code prohibits retaliation against any Director, officer or employee who in good faith reports a potential violation. The Code is available on Cullen/Frost’s website at frostbank.com or in print to any shareholder making a request by contacting the Corporate Secretary, Stan McCormick at 100 West Houston Street, San Antonio, Texas 78205. As required by law, Cullen/Frost will disclose any amendments to or waivers from the Code that apply to its Chief Executive Officer, Chief Financial Officer and principal accounting officer by posting such information on its website at frostbank.com.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation and Benefits Committee Governance

Charter.    The charter of the Compensation and Benefits Committee is posted on Cullen/Frost’s website at frostbank.com.

Scope of authority.    The primary function of the Compensation and Benefits Committee is to assist the Board in fulfilling its oversight responsibility with respect to:

A.	Establishing, in consultation with senior management, Cullen/Frost’s general compensation philosophy, and overseeing the development of Cullen/Frost’s compensation and benefits programs;

B.	Overseeing the evaluation of Cullen/Frost’s executive management;

C.	Reviewing and approving the corporate goals and objectives relevant to the compensation of the CEO, evaluating the performance of the CEO in light of those goals and objectives and setting the CEO’s compensation level based on this evaluation;

D.	Making recommendations to the Board with respect to, and if appropriate under the circumstances, approving on behalf of the Board, non-CEO Executive Officer compensation and any adoption of or amendment to a material compensation or benefit plan, including any incentive compensation plan or equity based plan;

E.	Discharging any duties or responsibilities imposed on the Committee by any of Cullen/Frost’s compensation or benefit plans;

F.	Providing oversight of regulatory compliance with respect to compensation matters;

G.	Reviewing and making recommendations to the Board with respect to the components and amount of Board compensation in relation to other similarly situated companies. The Board retains the authority to set director compensation and to make changes to director compensation;

H.	Preparing any report or other disclosure required to be prepared by the Committee for inclusion in Cullen/Frost’s annual proxy statement in accordance with applicable rules and regulations of the Securities and Exchange Commission; and

I.	Preparing a summary of the actions taken at each Committee meeting to be presented to the Board at the next Board meeting.

Delegation authority.    Although the Committee approves the normal annual grant of stock options and restricted stock/restricted stock units to officers, it delegates authority to the CEO to allocate a specified pool of stock options to address special needs as they arise.

Role of executive officers.    After consulting with the Committee’s compensation consultant, the CEO recommends to the Committee base salary, target incentive levels, actual incentive payments and long-term incentive grants for Company officers. The Committee considers, discusses and modifies the CEO’s recommendations, as appropriate, and takes action on such proposals. The CEO does not make recommendations to the Committee on his own pay levels. The Committee, in executive session and without members of Cullen/Frost’s management present, determines the pay levels for the CEO to be ratified by the Board of Directors.

Role of compensation consultants.    The Committee retains Meridian Compensation Partners, LLC (“Meridian”) to serve as its outside independent compensation consultant.

Meridian’s role is to serve and assist the Committee in its review and oversight of executive and director compensation practices and to assist the CEO and company management in reviewing, assessing, and developing recommendations for Cullen/Frost’s executive compensation programs.

The nature and scope of services rendered by Meridian on the Committee’s behalf is described below:

A.	Review of competitive market pay analyses, as needed, including executive compensation benchmarking services, proxy data studies, Board of Director pay studies, dilution analyses, and market trends;

B.	Ongoing support with regard to the latest relevant regulatory, technical, and/or accounting considerations impacting compensation and benefit programs;

C.	Assistance with the redesign of any compensation or benefit programs, if desired/needed;

D.	Preparation for and attendance at selected management, committee, or Board of Director meetings; and

E.	Other miscellaneous requests that occur throughout the year.

The Committee did not direct Meridian to perform the above services in any particular manner or under any particular method. The Committee has the final authority to hire and terminate its consultant, and the Committee evaluates the consultant annually.

In 2015, Meridian did not provide any services for the Committee or Cullen/Frost outside of the compensation consulting services outlined above.

In its January 2015 and 2016 meetings, the Committee reviewed the independence of Meridian as its consultant. Specifically, the Committee took into account the six independence factors as adopted by the SEC in Rule 10C-1 under the Exchange Act and applicable NYSE rules. The Committee determined that Meridian is an independent adviser to the Committee.

The Committee’s consultant from Meridian attended all of the regularly scheduled Committee meetings in 2015. The Committee’s consultant assisted the Committee with the market data and an assessment of executive compensation levels and program design, CEO compensation, and support on various regulatory and technical issues.

Compensation and Benefits Committee Interlocks and Insider Participation

Some of the members of the Compensation and Benefits Committee, and some of their associates, are current or past customers of one or more of Cullen/Frost’s subsidiaries. Since January 1, 2015, transactions between these persons and such subsidiaries have occurred, including borrowings. In the opinion of management, all of the transactions have been in the ordinary course of business, have had substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender, and did not involve more than the normal risk of collectability or present other unfavorable features. Additional transactions may take place in the future.

Compensation and Benefits Committee Report

The Compensation and Benefits Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2015.

Royce S. Caldwell, Committee Chairman

Ruben M. Escobedo

Karen E. Jennings

Charles W. Matthews

Compensation Discussion and Analysis

Executive Summary

Cullen/Frost is a financial holding company, headquartered in San Antonio, Texas, with over 125 financial centers throughout Texas. As one of the 50 largest U.S. banks, we provide a wide range of banking, investment and insurance services to businesses and individuals in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Permian Basin, Rio Grande Valley and San Antonio regions. Founded in 1868, we have helped clients with their financial needs during three centuries. Over the years, we’ve grown significantly, but what hasn’t changed is our commitment to our values and to the relationships we’ve forged. Those relationships include our employees. We believe a key factor in our success is consistency—consistency in culture, philosophy and management and consistency in executive pay philosophy and practices.

At Cullen/Frost, we enjoy a strong history of sound and profitable performance. We believe everyone is significant at our Company and successful performance occurs when everyone works together as a team with common goals. As a result, our executive compensation programs generally focus on total company success. At Cullen/Frost, we believe in providing a “square deal” for our shareholders, customers and employees. Therefore, we generally target our executive compensation, at target, at approximately the 50th percentile of the external market while taking into account various other factors, including market conditions, company performance, internal equity, and individual experience levels, among other things. Because we believe Cullen/Frost is a safe and sound place to do business, we strive to avoid excessive risk, and do not offer executive compensation programs that would encourage the taking of such risks. Further, we believe that the consistency and continuity of our management team serves to enhance our conservative risk profile. The average tenure with Cullen/Frost of the six Named Executive Officers (as defined below) included in this proxy statement is in excess of 35 years. Finally, we structure our executive compensation programs to align management and shareholder interests.

2015 was a good year for Cullen/Frost. While we achieved a strong level of net income of $271.3 million realizing record earnings for our Company, we did not meet our budgeted expectations. As a result of this lower than budgeted performance and consistent with our pay-for-performance compensation philosophy, annual incentives paid to our Named Executive Officers for 2015 performance were paid at 50% of target.

Salary decisions made during 2015 for the Named Executive Officers were primarily influenced by the changes in leadership positions described above. Short-term incentives for 2015 performance were made at 50% of target as previously discussed. Long-term incentives granted in 2015 consisting of stock options and restricted stock-restricted stock units were made using similar values and practices to those we have employed historically.

We believe that our executive compensation programs successfully balance elements of fixed compensation, short-term and long-term incentives and benefit programs consistent with our core values of integrity, caring and excellence.

2015 Say On Pay Vote

The 2015 Annual Shareholders Meeting was held on April 30th. This marked the fifth annual “Say on Pay” vote by shareholders of Cullen/Frost. The shareholders showed their approval of the Company’s executive pay programs with 94% of all votes cast being in favor of approval of the executive pay programs. The Compensation and Benefits Committee (the “Committee”) and the Board were very appreciative of the positive vote and the strong message it delivered. The strong shareholder support has reaffirmed the Committee’s approach to executive compensation philosophy and programs. Accordingly, for 2015 the Committee continued to administer the same conservative reward programs and to demonstrate the same consistent pay philosophies that have been in place historically.

Named Executive Officers

This Compensation Discussion and Analysis is included to provide the material information necessary for our shareholders to understand the objectives and policies of Cullen/Frost’s compensation program for the CEO, the two officers serving as CFO, each during a different part of the year, and the other three most highly compensated executive officers of Cullen/Frost (collectively, the “Named Executive Officers”) and to describe how these policies were implemented for 2015 performance. The following executives were our “Named Executive Officers” for 2015:

Richard W. Evans, Jr.	Chairman of the Board and Chief Executive Officer of Cullen/Frost; Chairman of the Board and Chief Executive Officer of Frost Bank (Retired March 31, 2016)
Phillip D. Green	Group Executive Vice President and Chief Financial Officer of Cullen/Frost; Group Executive Vice President and Chief Financial Officer of Frost Bank (1995 to January 27, 2015); President of Cullen/Frost and Group Executive Vice President of Frost Bank (January 28, 2015 to March 31, 2016) Chairman of the Board and Chief Executive Officer of Cullen/Frost; Chairman of the Board and Chief Executive Officer of Frost Bank (April 1, 2016 to present)
Jerry Salinas	Group Executive Vice President and Chief Financial Officer of Cullen/Frost; Group Executive Vice President and Chief Financial Officer of Frost Bank (January 28, 2015 to present)
Paul H. Bracher	Group Executive Vice President and Chief Banking Officer of Frost Bank (January 28, 2015 to Present); President of Cullen/Frost (April 1, 2016 to present)
William L. Perotti	Group Executive Vice President and Chief Risk Officer of Frost Bank
Patrick B. Frost	Group Executive Vice President and President of Frost Bank

2015 Announced Leadership Changes

On January 27, 2015, the Board of Directors approved the appointment of Mr. Phillip D. Green as President of Cullen/Frost effective January 28, 2015. Mr. Green succeeded Mr. Richard W. Evans, Jr. who continues to serve as Chairman of the Board of Directors and Chief Executive Officer of Cullen/Frost and Frost Bank until his retirement on March 31, 2016. Also on January 27, 2015, the Board of Directors approved the appointment of Mr. Jerry Salinas as Chief Financial Officer and Group Executive Vice President of Cullen/Frost and Frost Bank effective January 28, 2015. Mr. Salinas succeeded Mr. Green in these capacities. Mr. Salinas had previously served as Treasurer of Cullen/Frost since 1997.

On July 28, 2015, the Board of Directors approved the appointment of Mr. Phillip D. Green as Chairman of the Board of Directors and Chief Executive Officer of Cullen/Frost and Frost Bank effective April 1, 2016. Mr. Green succeeds Mr. Richard W. Evans, Jr. who will retire as Chairman and Chief Executive Officer of Cullen/Frost and Frost Bank effective March 31, 2016. Additionally, Mr. Paul H. Bracher was named President of Cullen/Frost effective April 1, 2016. Mr. Bracher succeeds Mr. Green as President of Cullen/Frost.

On December 21, 2015, the Board of Directors approved the appointment of Dr. Chris Avery to the Board of Directors of Cullen/Frost and Frost Bank.

2016 Announced Leadership Changes

On January 6, 2016, the Company announced Mr. Patrick B. Frost will assume executive responsibility for Frost Wealth Advisors effective April 1, 2016. This is a business unit of Cullen/Frost that encompasses trust, investments and brokerage. Mr. Frost succeeds Mr. Richard Kardys in this capacity. Mr. Kardys will continue to be employed by the Company and will transition into an advisory role effective April 1, 2016 providing counsel to Mr. Frost.

Objectives of the Compensation Program

The Cullen/Frost compensation program is administered by the Committee. The objectives of the program are to:

•	Reward current performance;

•	Motivate future performance;

•	Enhance risk management;

•	Encourage teamwork;

•	Remain competitive as compared to the external marketplace;

•	Maintain a position of internal equity among our executive management team;

•	Effectively retain Cullen/Frost’s executive management team; and

•	Increase shareholder value by strategically aligning executive management and shareholder interests.

Design of the Total Compensation Program and Overview of Compensation Decisions made in 2015

Pay Philosophy

In general, it is Cullen/Frost’s compensation philosophy to generally target aggregate executive compensation at target for each of our executives at the 50th percentile of the external market (as described below). Actual compensation paid to executives reflects the Company’s performance versus market and therefore may fall above or below the 50th percentile in a given year. In addition to external competitiveness, the Committee evaluates the following factors when making compensation decisions for executive officers:

•	Performance (Company, segment and individual);

•	Internal equity;

•	Experience;

•	Strategic importance;

•	Technical implications such as tax, accounting, and shareholder dilution; and

•	Advice from the independent compensation consultants.

The Committee does not assign a specific weighting to these factors and may exercise its discretion when making compensation decisions for Named Executive Officers.

When reviewing the components of the compensation program, the Committee, together with Mr. Evans, the Chief Human Resources Officer, and the Committee’s independent compensation consultant, work to ensure the total package is competitive with the external marketplace and remains balanced from an internal equity standpoint. However, the Committee believes that it is the total package that should be competitive, and not necessarily the individual elements.

Mr. Evans makes recommendations to the Committee on the pay levels of his direct reports (including the other Named Executive Officers) for the Committee’s review and approval. The Committee reviews a total compensation tally sheet for Mr. Evans annually. Cullen/Frost uses the tally sheet to inform the Committee on Mr. Evans’ total compensation and accumulated wealth from the Company’s equity and retirement benefit plans. Mr. Evans does not make recommendations to the Committee on his own pay levels. The Committee, in executive session and without members of Company management present, determines the pay levels for Mr. Evans to be ratified by the Board of Directors.

The Committee does not maintain a stated policy with regard to cash versus non-cash compensation. However, the allocation of cash and non-cash compensation for each of the Named Executive Officers is reviewed by the Committee annually.

In general, the Committee does not take into account amounts realizable from prior compensation when making future pay decisions. However, previous grant date amounts and values are considered, particularly when establishing long-term incentive award grants.

In light of the volatility in the U.S. financial markets in the last several years and the concern over executive compensation among financial institutions, the Committee has taken the additional measure of meeting annually with senior officers, including the Chief Risk Officer, as well as the Committee’s compensation consultant, to discuss the risk profile of our total executive compensation program for Named Executive Officers. For 2015, the Committee determined that the total compensation program, which balances fixed compensation (base pay and retirement benefits) and various forms of shorter- and longer-term incentive pay (annual cash incentive and equity compensation), did not encourage excessive or unnecessary risks.

Benchmarking and Peer Companies

Under the direction of the Committee, the Company, together with Meridian, the Committee’s independent external compensation consultant, conducts annual targeting of base pay, annual incentive pay, and long-term incentive pay. The competitiveness of other forms of pay is reviewed on a periodic basis, as determined by the Committee.

External market data is provided by Meridian. For purposes of benchmarking executive compensation, the Committee has determined that the external market should be defined as peer companies in the banking industry of a similar asset size to Cullen/Frost. For 2015, Meridian provided market data collected from public filings for the following 19 peer companies, which are the same group of companies that comprised the peer group in 2014:

Associated Banc-Corp BOK Financial Corporation City National Corporation[1] Comerica Incorporated Commerce Bancshares East West Bancorp, Inc. First Citizens BancShares, Inc.	First Horizon National Corporation First Niagara Financial Group, Inc. First Republic Bank FirstMerit Corporation Popular, Inc. Prosperity Bancshares, Inc.	Signature Bank SVB Financial Group Synovus Financial Corporation Umpqua Holdings Corporation Webster Financial Corporation Zions Bancorporation

The peer group was developed based on the following criteria:

•

Size—Companies with assets comparable to Cullen/Frost. The median asset size of the peer group listed above is $30.1 billion as of December 31, 2014 as compared to Cullen/Frost’s asset size of $28.6 billion as of December 31, 2015.

•	Industry—Companies in the commercial banking industry sector.

•	Locality—Commercial banks headquartered across the United States.

•	Sample Size—A peer group with 15-20 companies.

Additionally, market data was collected by Meridian from multiple published survey sources representing national financial institutions of a similar asset size to Cullen/Frost. The Committee believes that the combination of peer company data and survey data reflects Cullen/Frost’s external market for business and executive talent. Accordingly, the Committee uses both of these sources when targeting Cullen/Frost’s executive target aggregate compensation at the 50th percentile of the external market. The Committee does not utilize any

[1]	City National Corporation was acquired by Royal Bank of Canada in 2015.

stated weighting of external market data relative to other factors to determine compensation levels of the Named Executive Officers. Instead, the Committee, in consultation with Meridian evaluates the market data, along with the other factors listed previously to determine the appropriate compensation levels of the Named Executive Officers on an individual basis.

Relation of Pay Practices to Risk Management

Key elements of Cullen/Frost’s mission are to build long-term relationships based on safe, sound assets. In support of its mission, our Company has long adhered to compensation policies and practices, described below, that are designed to support strong risk management.

•

We pay base salaries to our employees that are competitive and that represent a significant portion of their compensation and, therefore, do not encourage excessive risk taking to increase compensation. We believe that our Company generally pays a greater share of total compensation to our employees in base salary than do our competitors which we believe is an effective risk management tool.

•

Cash annual incentive compensation, which represents a small percentage of the Company’s total revenue, is awarded to many employees within Cullen/Frost to encourage excellence in delivering value to our customers and sustained superior financial performance to our shareholders.

•

As our Company is dedicated to relationship banking, incentives for business line employees typically emphasize such factors as the level of client contact and success in meeting clients’ overall needs, as well as production volume.

•

Our employees as a group, through long-term equity-based awards and investment in Company stock under the 401(k) Plan (described below) for employees of Cullen/Frost and other holdings, are significant holders of Cullen/Frost stock.

Based on the points above, the Committee therefore does not believe that our compensation policies and practices encourage taking excessive or unnecessary risk. The Committee, together with our Chief Human Resources Officer and Chief Risk Officer, regularly reviews all plans identified as potentially creating risk, regardless of magnitude, particularly with respect to executive officers. Based on the structure of our Company’s longstanding compensation policies and practices, the Committee believes that those compensation policies and practices are not reasonably likely to have a material adverse effect on Cullen/Frost.

Elements of the Compensation Program

To ensure achievement of our executive compensation program objectives, compensation is provided to the Named Executive Officers in the following elements:

•	Base Pay;

•	Annual Incentive Pay;

•	Long-Term Incentive Pay;

•	Benefits;

•	Perquisites; and

•	Post-Termination Pay.

The purpose, design, determination of amounts, and 2015 pay decisions are described below.

Base Pay

Base pay is an important element of executive compensation because it provides executives with a base level of monthly income. As discussed in the Pay Philosophy section, internal and external equity, performance, experience, and other factors are considered when establishing base salaries. The Committee does not assign a specific weighting to these factors when making compensation decisions. Base salary changes are generally approved in October of each year and are effective January 1st of the following year. No specific weighting is targeted for base salaries as a percentage of total compensation.

During its Fall 2015 meeting in October, the Committee approved base pay increases for the Named Executive Officers with the exception of Mr. Evans. The increases were based on external market data provided by Meridian, internal equity, any change in responsibility, and each individual’s performance. The Committee observed that prior to the increases,

•	the base pay for Mr. Evans and Mr. Frost was in alignment with the 50th percentile of the external market;

•	the base pay for Mr. Green and Mr. Salinas was low as compared to the market for their new respective positions; and

•	the base pay for Mr. Bracher and Mr. Perotti was slightly over the median for the market for their respective positions, which the Committee considers appropriate.

The Committee chose not to increase Mr. Evans’ base pay in light of his pending retirement in 2016. The base pay increases approved by the Committee for the other Named Executive Officers became effective January 1, 2016. Market adjustments were approved to bring the salaries of Mr. Salinas and Mr. Green closer to the market median for their new positions. The increases for the remaining Named Executive Officers approximated an average of 5.7% of existing base pay. Base pay levels for 2015 can be seen in the Summary Compensation Table. 2016 increases for the Named Executive Officers will be discussed in next year’s proxy statement.

Annual Incentive Pay

Annual incentive pay is provided to Named Executive Officers to recognize achievement of annual financial targets and is paid in accordance with the quantitative and qualitative terms of the Bonus Plan for the Chief Executive Officer and the Executive Management Bonus Plan, which covers the other Named Executive Officers. This award is paid in the form of a cash incentive payment.

The Bonus Plan for the Chief Executive Officer differs from that of the other Named Executive Officers. Both bonus plans are described in the sections that follow.

Bonus Plan for the Chief Executive Officer

Annually, during its first-quarter meeting, the Committee establishes a cap tied to net income for the Chief Executive Officer’s annual incentive, thereby directly relating the Chief Executive Officer’s annual incentive to the performance of Cullen/Frost. This measurement has historically been 0.8% of net income and, after the close of the fiscal year, the Committee then exercises only downward discretion to arrive at an annual incentive payment amount for Mr. Evans. Traditionally, the Committee has not paid an incentive at the full 0.8% of fiscal year net income, but closer to a target of 100% of his base salary depending on the performance of the Company and Mr. Evans.

For 2015, the Committee again approved a cap of 0.8% of fiscal year net income for Mr. Evans’ annual incentive and a target incentive of 100% of his base salary. To determine his annual incentive payment amount, the Committee exercised downward discretion based on the following qualitative measures approved by the Committee.

Performance Measures	Description
Operating Results	Provides direction to ensure that Cullen/Frost meets its financial goals, both in terms of achieving budgetary results and in its commitment to performance compared to its peers.

Leadership	Leads Cullen/Frost, setting a philosophy—based on the corporate culture—that is well understood, widely supported, consistently applied, and effectively implemented.

Strategic Planning	Establishes clear objectives and develops strategic policies to ensure growth in Cullen/Frost’s core business and expansion through appropriate acquisitions. Is committed to the utilization of advanced technology applications to support these growth goals, and maintains the long-term interest of Cullen/Frost in all actions.

Human Capital Management and Development

Ensures the effective recruitment of a diverse workforce, consistent retention of key employees and the ongoing motivation of all staff. Offers personal involvement in the recruiting process and provides feedback.

Communications	Serves as chief spokesperson for Cullen/Frost, communicating effectively with all of its stakeholders.

External Relations	Establishes and maintains relationships with the investment community to keep them informed on Cullen/Frost’s progress. Serves in a leadership role in civic, professional and community organizations. Reinforces key customer relationships through regular market visits and customer contacts.

Board Relations	Works closely with the Board of Directors to keep them fully informed on all important aspects of the status and development of Cullen/Frost. Facilitates the Board’s composition and committee structure, as well as its governance and any regulatory agency relations.

The Board must ratify the annual incentive payment amount determined and certified by the Committee for Mr. Evans.

Cullen/Frost’s budget for a given year typically represents a meaningful increase in earnings per share over the previous year. In finalizing a budget, the current economic, regulatory and interest rate environments are considered as well as market expectations. The budget must be ratified by the Board of Directors. For 2015, the Company’s budgeted level for net income was $294.5 million. Actual performance for 2015 did not meet this level, as the Company realized actual net income of $271.3 million. While these earnings fell short of budgeted expectations, it is worth noting that they were record earnings for the Company.

In light of these factors, and taking into account the qualitative measures shown above, the Committee exercised downward discretion from the initial cap of 0.8% of net income. The Committee elected to pay an annual incentive to Mr. Evans at 50% of target. The incentive payment of $487,500 was ratified by the Board of Directors on January 28, 2016, and can be seen in the Summary Compensation Table.

The table below shows a 3-year history of annual incentives paid to Mr. Evans and Company Net Income Performance relative to the budget target:

Performance Year	Target Annual Incentive Opportunity	Actual Annual Incentive Earned	Actual Annual Incentive Relative to Target Incentive	Company Net Income Relative to Target
2013	$895,000	$895,000	At Target	At Budget

2014	$920,000	$920,000	At Target	Above Budget

2015	$975,000	$487,500	50% of Target	Below Budget

For 2016, the Committee has again approved a cap for the Chairman of 0.8% of fiscal year net income. Under the terms of Mr. Evans’ letter agreement that was entered into in July 2015 upon announcement of his retirement, effective March 31, 2016, Mr. Evans will be eligible to receive a pro-rata 2016 annual cash incentive for the period through his retirement, based on performance as determined by the Committee.

At its October 2015 meeting, the Committee reviewed the competitiveness of Mr. Evans’ annual incentive target. The target level appeared to be consistent with prevailing target levels in the external market. Therefore, the Committee chose to maintain a 100% annual incentive target for Mr. Evans for 2016.

Bonus Plan for the Other Named Executives

The remaining Named Executive Officers participate in the Executive Management Bonus Plan. Annually, an incentive pool is generated based on the financial performance of Cullen/Frost versus the budgeted expectations for the year. The incentive pool is funded at target if Cullen/Frost’s financial performance meets budget and is funded below target if Cullen/Frost’s financial performance falls below budget. A minimum percentage of budget must be achieved before the annual incentive pool is funded, and no incentive payments are made unless Cullen/Frost attains this minimum threshold. The incentive pool may be funded above target if Cullen/Frost achieves financial performance above budget. The Committee approves the corporate and individual objectives as well as the payment targets, which are expressed as a percentage of the executives’ base salary for the year. There is not a stated cap on this plan. However, over the past decade, the most paid to any Named Executive Officer was 15% above the executive’s pre-established annual incentive target for the applicable year.

For 2015, Cullen/Frost established the following individual targets as a percentage of 2015 base salary for the Named Executive Officers in the Executive Management Bonus Plan:

Phillip D. Green	80%

Jerry Salinas	50%

Paul H. Bracher	75%

William L. Perotti	75%

Patrick B. Frost	70%

The individual targets are not formula driven and no specific weighting is targeted for annual incentive pay as a percentage of total compensation. For each of the Named Executive Officers in the Management Bonus Plan, the targets are set at the discretion of the Chief Executive Officer and must be approved by the Committee. The incentive targets are based on external market data provided by Meridian, internal equity considerations, and strategic objectives for corporate performance. The targets are reviewed annually at the Fall meeting of the Committee and altered as deemed appropriate.

Payment amounts for the Named Executive Officers, with the exception of the Chief Executive Officer, are made based on recommendations of the Chief Executive Officer and approval of the Committee. Annual incentive amounts in excess of, or below target may be paid at the discretion of the Chief Executive Officer with the approval of the Committee. Before the Chief Executive Officer makes recommendations to the Committee regarding annual incentive payments for the other Named Executive Officers, the Chief Executive Officer discusses these issues with Meridian. The Committee has the discretion to approve, disapprove or alter the Chief Executive Officer’s recommendations.

The primary criterion for annual incentive payments for the Named Executive Officers (other than the Chief Executive Officer) is the measurement of financial performance vs. budgeted net income for Cullen/Frost.

As previously stated, Cullen/Frost’s actual performance fell below budgeted expectations for 2015. As a result, the Chief Executive Officer recommended to the Committee that annual incentive payments be paid to Mr. Green, Mr. Salinas, Mr. Bracher, Mr. Perotti and Mr. Frost at 50% of target for 2015. The Committee approved this recommendation. The 2015 bonuses were paid in February of 2016 and can be seen in the Summary Compensation Table.

In October 2015, the Committee reviewed the competitiveness of each Named Executive Officer’s incentive target level and determined that the targets for Mr. Green, Mr. Salinas and Mr. Frost were below the 50th percentile of the external market for their new positions based on the information provided by Meridian. The Committee elected to increase (or retain) the annual incentive target levels for the Named Executive Officers for 2016 as shown in the table below. As previously stated, the target represents a percentage of base earnings.

Executive	2015 Target	2016 Target
Phillip D. Green	80%	90%

Jerry Salinas	50%	75%

Paul H. Bracher	75%	75%

William L. Perotti	75%	75%

Patrick B. Frost	70%	75%

Long-Term Incentive Pay

Long-term incentives are awarded to the Named Executive Officers in an effort to align management and shareholder interests, ensure future performance of Cullen/Frost, enhance ownership opportunities, and increase shareholder value. Cullen/Frost maintains the 2015 Omnibus Incentive Plan which was approved by shareholders and authorizes the granting of the following types of awards for executives:

•	Stock Options;

•	Stock Appreciation Rights;

•	Restricted Stock and Restricted Stock Units;

•	Performance Unit and Performance Share Awards;

•	Cash-Based Awards; and

•	Other Stock-Based Awards.

As shown in the Summary Compensation Table, long-term incentives are awarded to the Named Executive Officers in the form of stock options, restricted stock, and when appropriate, restricted stock units. The size of the grant is determined by the Committee, taking into account a variety of factors including the value of prior year grants when made, external market data, internal equity considerations, individual and company performance, overall share usage, shareholder dilution and cost. It has generally been the Committee’s practice to award long-term incentives in a combined package of approximately half stock options and half restricted stock or restricted stock units, based on the estimated economic value of awards on the date of grant. The weighting between stock options and restricted stock/restricted stock units allows Cullen/Frost to strike a balance between performance and retention and minimizes the impact to shareholder dilution.

Stock Options

Stock options are utilized to align management and shareholder interests and to reward executives with shareholder value creation. In 2015, stock options were granted at $65.11, the closing price of a share of the Company stock on the date of grant, October 27, 2015. The options granted in 2015 vest 25% per year beginning on the first anniversary of the date of grant and have a term of ten years. Should the Named Executive Officer retire from the Company the options would continue to become exercisable on the original vesting schedule, but the expiration date of the grant would become the earlier of the original expiration or five years from the date of retirement. The vesting schedule and option term were strategically chosen to be competitive, enhance our retention efforts and help to manage shareholder dilution.

Restricted Stock/Restricted Stock Units

Historically, the Committee has granted shares of restricted stock or restricted stock units to the Named Executive Officers. Since 2010, the Committee has issued restricted stock to those Named Executive Officers who are below the age of 60 at the time of grant and restricted stock units to those Named Executive Officers who are 60 years of age or older at the time of grant. The practice of granting units to those Named Executive Officers 60 years of age or older is to prevent premature taxation of restricted shares at age 65 due to retirement eligibility.

Restricted stock/restricted stock units are granted to create an immediate link to shareholder interests, enhance ownership opportunities and maintain a stable executive team. The awards granted in 2015 generally vest 100% four years from the date of the grant. This vesting schedule is both competitive and consistent with our traditional practice and encourages long-term value creation.

While the Committee believes a significant portion of Named Executive Officers’ total compensation should be linked to Cullen/Frost’s stock price, no specific weighting is targeted for long-term incentive pay as a percentage of total compensation.

In its October 2015 meeting, the Committee reviewed the competitiveness of the long-term incentive program for the Named Executive Officers. External market data was provided by Meridian. In reviewing peer data, the Committee observed that the long-term incentive opportunities for Cullen/Frost’s Named Executive Officers were significantly below the competitive median. The Committee is aware that 2015 and 2016 are times of transitions in duties and responsibilities of the Company’s executive management team. The Committee strongly believes that the use of stock options at Cullen/Frost has historically been a performance based award and continues to be so today. The Committee also believes that the Company’s use of stock options, restricted stock and restricted stock units continues to create a strong alignment of executive team and shareholder interests.

The Committee primarily considered these external factors, along with internal factors such as equity, performance, share usage, dilution, cost, and shifting executive responsibilities to determine the 2015 long-term incentive grants.

In its review, the Committee determined that it was critical to continue to place a strong emphasis on future financial performance and increasing shareholder value, while offering a competitive total compensation package overall. In 2015, the Committee took into account the change in the market value of Company stock as compared to the prior year, along with the Committee’s desire to maintain competitive posture as it relates to award value, and, in its discretion, awarded long-term incentives to the Named Executive Officers of similar, if not slightly lower, economic value as compared to the prior year’s grant, with the exception of Mr. Green and Mr. Salinas. For 2015, the Committee elected to award long-term incentives to Mr. Green and Mr. Salinas with economic values more reflective of their new roles as President and Chief Financial Officer, respectively, representing an increase from each of their prior year’s grant. For long-term incentives granted in 2015, the Committee determined to retain the historic mix of half stock options and half restricted stock/units, based on the estimated economic value of the awards at the time of grant. The awards granted in 2015 can be seen in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Historically, the Committee has generally approved and granted long-term incentive awards to the Named Executive Officers and any other designated employees at its Fall meeting or at the hire date of new designated employees, as applicable. While Cullen/Frost maintains no policy, whether official or unofficial, for timing the granting of stock options or other equity-based awards in advance of the release of material nonpublic information, our practice has been to grant long-term incentive awards on the date of the Fall Committee meeting.

Benefits

Cullen/Frost provides a benefits package including health and welfare and retirement benefits to remain competitive with the market and to help meet the health and retirement security needs of our employees, including the Named Executive Officers. The following table provides a brief summary of Cullen/Frost’s retirement benefit programs and those eligible to participate:

Retirement Benefit Plan	Purpose	Named Executive Officer Participation	All Employee Participation

401(k) Plan	A qualified plan to provide for the welfare and future financial security of the employee as well as align employee and shareholder interests.	✓	✓

Thrift Plan for the 401(k)	A non-qualified plan to provide benefits comparable to the 401(k) for Named Executive Officers that would otherwise be reduced due to Internal Revenue Code limits.	✓

Profit Sharing Plan	A qualified plan to provide for the welfare and future financial security of the employee.	✓	✓

Profit Sharing Restoration Plan	A non-qualified plan that provides benefits comparable to the Profit Sharing Plan for Named Executive Officers that would otherwise be reduced due to Internal Revenue Code limits.	✓

Retirement Plan[1]	A qualified plan to provide for the welfare and future financial security of the employee.	✓	✓

Retirement Restoration Plan[1]	A non-qualified plan to provide benefits comparable to the Retirement Plan for Named Executive Officers that would otherwise be reduced due to Internal Revenue Code limits.	✓

SERP	A non-qualified plan to provide target retirement benefits for Mr. Evans.	✓

Deferred Compensation Plan	A non-qualified plan to preserve Cullen/Frost’s tax deduction under Section 162(m), and to provide a vehicle for the deferment of nondeductible income.	✓

For a detailed description of the above-referenced benefit plans, see the narrative following the 2015 Pension Benefits Table.

See the All Other Compensation Table for detail on benefits received by the Named Executive Officers.

(1)	Plan was frozen on December 31, 2001.

Perquisites

Cullen/Frost uses perquisites for Named Executive Officers to provide a competitive offering and to provide certain conveniences that we believe are reasonable. Below is a brief summary of the perquisites provided and the rationale for their use:

Physical Examinations

In order to ensure the continued health of our executive team, the Named Executive Officers were given the opportunity to undergo a thorough physical examination with the physician of their choice with the cost to be underwritten by Cullen/Frost subject to a cap.

Personal Financial Planning Services

To ensure the continued financial stability of our executive team, and to help maximize the amount executives realize from our compensation programs, the Named Executive Officers were given the opportunity to engage a financial advisor of their choice to provide personal financial planning services with the cost to be underwritten by Cullen/Frost subject to a cap.

Home Security Services

To ensure the safety of our executive team, home security services are provided in certain instances.

Club Memberships

Club memberships are provided to all the Named Executive Officers to be used at their discretion for both personal and business purposes. This provides the Named Executive Officers with the ongoing opportunity to network with other community leaders.

Use of Jet Aircraft

Through a provider in the fractional aircraft industry, Cullen/Frost has acquired use of jet aircraft hours. Use of these aircraft hours is provided to the Named Executive Officers in connection with their extensive business travel requirements. This service is afforded to the Named Executive Officers to reduce travel time and related disruptions and to provide additional security, thereby increasing their availability, efficiency, and productivity. Mr. Evans has been authorized to use a portion of the aircraft hours for non-business purposes, which should generally not exceed ten percent of the available hours annually. Mr. Evans did use the jet aircraft hours for non-business purposes during 2015 with that usage equating to approximately 1% of the available hours annually. Mr. Evans, along with Mr. Green, Mr. Perotti and Mr. Salinas, did incur imputed income in connection with family members accompanying them on business related travel. Imputed income rates are determined using the Standard Industry Fare Level (SIFL).

Life Insurance

Group life insurance is provided to the Named Executive Officers with a death benefit equal to three times base salary earnings for the most recent year, not to exceed $2,000,000. In addition, an Executive Life Insurance Policy is maintained for Mr. Evans with a death benefit of $1,000,000. See the All Other Compensation Table for more detail.

We do not pay tax reimbursements on perquisites.

The aggregate perquisite value received by each Named Executive Officer can be seen in the All Other Compensation Table.

Agreements with Named Executive Officers

Change in Control Agreements

Cullen/Frost has change-in-control agreements with each of its Named Executive Officers as well as certain other key employees of the Company. The primary intent of these agreements is to:

•	help executives evaluate objectively whether a potential change in control is in the best interests of shareholders;

•	help protect against the departure of executives, thus assuring continuity of management, in the event of an actual or threatened merger or change in control; and

•	provide compensation and benefit protection following a change in control that is comparable to the protections available from competing employers.

Under the agreements, Mr. Evans, Mr. Green and Mr. Frost could receive severance payments of three times base salary and target bonus plus a prorated bonus payment for the year of termination, and Mr. Bracher, Mr. Perotti and Mr. Salinas could receive severance payments of two times base salary and target bonus plus a prorated bonus payment for the year of termination, if their positions were terminated by Cullen/Frost within two years following a “Change in Control” and their employment was terminated, for reasons other than Cause, death, disability or retirement. “Cause” is generally defined in the agreements as an executive’s (1) willful and continued failure to substantially perform his duties after delivery of a written demand for substantial performance; (2) willful engagement in conduct materially injurious to Cullen/Frost; or (3) conviction of a felony. The Committee established the change-in-control benefits at their current level to be competitive and to provide executives with a level of pay and benefits comparable to what they had immediately prior to a change in control.

“Change in Control’’ is generally considered in the agreements to be:

•	an acquisition of beneficial ownership of 20% or more of Cullen/Frost Common Stock by an individual, corporation, partnership, group, association, or other person;

•	certain changes in the composition of a majority of the Board of Directors; or

•	certain other events involving a merger or consolidation of Cullen/Frost or a sale of substantially all of its assets.

Further, the change-in-control agreements provide that the Named Executive Officers would receive the severance payments described above if they terminate their employment for Good Reason within two years following a change-in-control. “Good Reason” is generally considered in the agreements as one or more of the following:

•	a significant change or reduction in the executive’s responsibilities;

•	an involuntary transfer of the executive to a location that is 50 miles farther than the distance between the executive’s current residence and Cullen/Frost’s headquarters;

•	a significant reduction in the executive’s current compensation;

•	the failure of any successor to Cullen/Frost to assume the executive’s change-in-control agreement; or

•	any termination of the executive’s employment that is not effected pursuant to a written notice which indicates the reasons for the termination.

The change-in-control agreements also provide for a continuation of the welfare benefits of health care, life and accidental death and dismemberment, and disability insurance coverage for three years for Mr. Evans, Mr. Green and Mr. Frost, and two years for the remaining Named Executive Officers following termination of employment without Cause or for Good Reason. Previously the agreements provided for a tax gross-up payment in an amount necessary to make the executive whole for any excise taxes paid as a result of the severance payments. However, at its January 2015 meeting, the Committee determined to eliminate the tax gross-up payment from the existing change-in-control arrangements. The Committee replaced the tax gross-up payment from the existing change-in-control arrangements with a “net-better” cutback provision, meaning that an executive’s severance and other change in control benefits would be cut back to the level that eliminates the excise taxes due to excess parachute payments if such a cutback would put the executive in a better after-tax position than receiving the severance and other change in control benefits and paying the corresponding excise tax.

Under the change-in-control agreements, if the executive becomes entitled to the severance benefits described above, all stock options that did not otherwise vest in conjunction with the change in control would become immediately exercisable and all the vesting restrictions would lapse on all outstanding restricted shares and restricted stock units. As described in last year’s proxy statement, the 2015 Omnibus Incentive Plan that was approved by our shareholders in 2015 provides for “double-trigger” vesting of equity-based awards on a change-in-control, thereby eliminating the immediate “single-trigger” vesting of stock options and lapsing of restrictions of restricted shares/units upon a change-in-control that was a provision of our prior equity plan.

Under the change-in-control agreements, a change in control would have no impact on benefits available to Named Executive Officers under the frozen retirement and retirement restoration plans.

The Committee believes that the change-in-control agreements are consistent with our objective to remain competitive, as compared to the external marketplace, with our executive compensation program. The change-in-control agreements do not affect decisions to be made regarding other elements of compensation and with the removal of the potential tax gross-up payment and the change to double-trigger equity vesting under these agreements, we believe we have strengthened our commitment to our originally stated objectives.

For detailed estimated payments upon a qualifying termination following a change in control, please see the Change-in-Control Payments Table.

Cullen/Frost does not maintain any other severance policies or employment contracts in place for its Named Executive Officers.

Consulting Agreement with Mr. Evans

At the request of the Company, Mr. Evans has agreed to provide consulting services to Cullen/Frost for five years following his March 31, 2016 retirement. The Company has entered into a consulting agreement with Mr. Evans and has agreed to pay Mr. Evans fees in the amount of $600,000 for the first year of the consulting term, with fees being reduced to $350,000 for the second and third years of the term and further reduced to $200,000 for the final two years of the term. In addition to providing the consulting services, Mr. Evans has also agreed not to compete with Cullen/Frost or to solicit any customers or employees of Cullen/Frost for the duration of the consulting term and for the three year period thereafter.

Policy on 162(m)

Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction to $1,000,000 in a taxable year for compensation paid to each “covered employee” of Cullen/Frost, which under Section 162(m), includes all the Named Executive Officers (other than our Chief Financial Officer), unless the compensation is “performance based” (within the meaning of Section 162(m)).

In order to help preserve Cullen/Frost’s tax deduction, the Committee approved the Cullen/Frost Bankers, Inc. Deferred Compensation Plan For Covered Employees. In the event that a “covered employee’s” total compensation would exceed the amount deductible under Section 162(m), this plan provides for the deferral of cash components of the “covered employee’s” compensation until the plan year after he or she ceases to be a “covered employee” or upon his or her death or disability. Currently, Mr. Evans is the only “covered employee” participating in the plan and the Company has reserved the ability to pay non-deductible compensation.

For 2015, non-deductible compensation for Mr. Evans totaled approximately $187,048. As the only cash component of Mr. Evans’ compensation subject to 162(m) is his base salary, the Committee did not defer any of Mr. Evans’ 2015 compensation.

Other Policies

Stock Ownership Guidelines

The Committee maintains Stock Ownership Guidelines for Executive Officers and Directors. The guidelines approved by the Committee are:

Participant	Target Ownership Level
Chairman and Chief Executive Officer	Five times Base Salary
All Other Executive Officers	Three times Base Salary
Outside Directors	Five times Annual Cash Retainer

For purposes of determining stock ownership levels, the following forms of equity interests are included in stock ownership calculations:

•	Stock owned outright or under direct ownership control;

•	Unvested Restricted Stock and Unvested Restricted Stock Units;

•	Deferred Stock Units; and

•	Shares owned through Company retirement plans.

Participants are given up to five years from the date of initial approval of this policy in 2011 to reach the guideline. Any new participants are given five years from the date they become an eligible participant to reach the guideline.

Participants’ actual ownership levels are compared to the stated guidelines by the Chairman of the Board and reviewed by the Committee annually. All Named Executive Officers have satisfied the guidelines.

Anti-Hedging Policy

The Committee maintains an Anti-Hedging Policy for Directors and Executives. The policy states that it is inappropriate for any Executive Officer or Director to enter into any financial transaction that reduces the monetary risk associated with owning Cullen/Frost stock.

Policy on Recovery of Awards

Cullen/Frost currently has no written policy with respect to recovery of awards when financial statements are restated. However, in the event of a restatement of Cullen/Frost’s financial statements, the Company would recover any awards as required by applicable law.

Conclusion

The Committee strongly believes that our 2015 Compensation Program was competitive from an external standpoint and equitable from an internal standpoint. In addition, we are satisfied that our objectives were met by the program. We fully anticipate continuing to administer an executive compensation program that is conservative, remaining consistent with our corporate philosophy.

2015 Compensation

2015 Summary Compensation Table

The Table below gives information on compensation for the Named Executive Officers for 2015 and reflects titles for our Named Executive Officers as in effect as of December 31, 2015:

2015 Summary Compensation Table

Name and Principal Position(1)	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Richard W. Evans, Jr.	2015	975,000	1,001,392	931,662	487,500	392,397	206,459	3,994,410
Chairman of the Board and CEO of Cullen/Frost, Chairman of the Board and CEO of Frost Bank, a Cullen/Frost subsidiary	2014	920,000	1,052,004	1,207,323	920,000	428,099	194,655	4,722,081
	2013	895,000	1,075,133	769,690	895,000	847,498	195,384	4,677,705

Phillip D. Green	2015	565,000	901,774	838,472	226,000	80,997	101,774	2,714,017
President of Cullen Frost,	2014	515,000	237,549	272,704	309,000	196,164	89,071	1,619,488
Former Group Executive Vice President and Chief Financial Officer of Cullen/Frost and Former Chief Financial Officer of Frost Bank, a Cullen/Frost subsidiary	2013	500,000	263,429	188,314	300,000	—	90,488	1,342,231

Jerry Salinas	2015	400,000	200,539	186,381	100,000	24,361	47,146	958,427
Group Executive Vice President and Chief Financial Officer of Cullen/Frost. Group Executive Vice President and Chief Financial Officer of Frost Bank, a Cullen/Frost subsidiary

Paul H. Bracher	2015	500,000	150,404	139,725	187,500	45,517	73,237	1,096,383
Group Executive Vice	2014	463,500	156,262	179,608	278,100	124,370	66,911	1,268,751
President and Chief Banking Officer of Frost Bank, a Cullen/Frost subsidiary	2013	450,000	173,478	124,109	270,000	—	63,530	1,081,117

William L. Perotti	2015	500,000	150,404	139,725	187,500	43,511	74,721	1,095,861
Group Executive Vice	2014	463,500	156,262	179,608	278,100	125,940	68,145	1,271,555
President and Chief Risk Officer of Frost Bank, a Cullen/Frost subsidiary	2013	450,000	173,478	124,109	270,000	—	64,609	1,082,196

Patrick B. Frost	2015	485,000	150,404	139,725	169,750	43,327	78,893	1,067,099
Group Executive Vice President and President of Frost Bank a Cullen/Frost subsidiary	2014	463,500	156,262	170,608	278,100	145,363	71,661	1,294,493
	2013	450,000	173,478	124,109	270,000	—	70,003	1,087,590

(1)	As described above under “2015 Announced Leadership Changes”, Mr. Green will become Chairman of the Board of Directors and Chief Executive Officer of Cullen/Frost and of Frost Bank effective as of April 1, 2016, upon Mr. Evans’ retirement from those positions. Mr. Bracher will succeed Mr. Green as President of Cullen/Frost effective as of April 1, 2016. Mr. Salinas became Chief Financial Officer and Group Executive Vice President of Cullen/Frost and Chief Financial Officer of Frost Bank effective as of January 28, 2015. Mr. Salinas succeeds Mr. Green who was appointed to serve as President of Cullen/Frost as of that date.

(2)	Amounts shown represent the FASB ASC Topic 718 grant date fair value of stock options, restricted stock and restricted stock units granted during 2015. See note 12 to the Consolidated Financial Statements in Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2015 for a discussion of the associated assumptions used in the valuation of stock-based compensation awards.

(3)	Amounts shown represent payments under the Bonus Plan for the Chief Executive Officer (with respect to Mr. Evans) and the Executive Management Bonus Plan (with respect to the other Named Executive Officers).

(4)	Amounts shown represent the combined change in actuarial present value for both the Retirement Plan and the accompanying Retirement Restoration Plan, both of which were frozen on December 31, 2001. The change in value for Mr. Evans also includes an increase in the actuarial present value of the SERP benefit of $382,813 during 2015. See note 12 to the Consolidated Financial Statements in Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2015 for a discussion of the associated assumptions used in the valuation of these benefits. There were no above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified.

(5)	This column includes other compensation not properly reported elsewhere in this table. The All Other Compensation Table that follows provides additional detail regarding the amounts in this column.

2015 All Other Compensation Table

Name	Year	Perquisites and Other Personal Benefits(1) ($)	Thrift Plan Match(2) ($)	Group Term Life ($)	Executive Life Insurance(3) ($)	401-K Match ($)	Profit Sharing Contribution(4) ($)	Total ($)
Richard W. Evans, Jr.	2015	36,436	43,014	1,359	19,000	15,900	90,750	206,459
	2014	33,588	39,600	1,482	19,000	15,600	85,385	194,655
	2013	38,984	38,400	1,482	19,000	15,300	82,218	195,384
Phillip D. Green	2015	24,859	18,175	2,090	—	15,900	40,750	101,774
	2014	17,573	15,300	1,265	—	15,600	39,333	89,071
	2013	22,937	14,700	941	—	15,300	36,610	90,488
Jerry Salinas	2015	9,335	8,179	732	—	—	13,000	47,146
Paul H. Bracher.	2015	5,693	14,237	732	—	15,900	36,675	73,237
	2014	5,303	12,210	798	—	15,600	33,000	66,911
	2013	5,154	11,700	1,217	—	15,300	30,159	63,530
William L. Perotti	2015	7,177	14,237	732	—	15,900	36,675	74,721
	2014	6,537	12,210	798	—	15,600	33,000	68,145
	2013	6,233	11,700	1,217	—	15,300	30,159	64,609
Patrick B. Frost	2015	10,900	13,328	2,090	—	15,900	36,675	78,893
	2014	8,573	12,210	2,278	—	15,600	33,000	71,661
	2013	10,677	11,700	2,167	—	15,300	30,159	70,003

(1)	Amounts shown include the following perquisites, as applicable:

•	Personal Financial Planning Services;

•	Physical Examinations;

•	Home Security Services;

•	Club Memberships; and

•	Personal Aircraft Usage.

Imputed Income rates associated with aircraft usage are determined using the Standard Industry Fare Level.

(2)	Cullen/Frost contributions to the Thrift Incentive Plan.

(3)	Represents premiums paid on a $1,000,000 Executive Life Insurance Policy on Mr. Evans.

(4)	Amounts shown include contributions to both the Profit Sharing Plan and the Profit Sharing Restoration Plan. Contributions for 2015 to the Profit Sharing Plan and the Profit Sharing Restoration Plan were made on March 12, 2015 and were based on 2014 earnings.

2015 Grants of Plan-Based Awards

The following tables provide information concerning non-equity awards for 2015 paid in February 2016 under the Bonus Plan for the Chief Executive Officer (with respect to Mr. Evans) and the Executive Management Bonus Plan (with respect to the other Named Executive Officers) and each grant of an equity award made to a Named Executive Officer in 2015 under the Cullen/Frost Bankers, Inc. 2015 Omnibus Incentive Plan:

2015 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payments Under Non-Equity Incentive Plan Awards			Estimated Future Payments Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(1) (#)	Grant Date Fair Value of All Other Stock Awards(1) $	All Other Option Awards: Number of Securities Underlying Options(2) (#)	Grant Date Fair Value of All Other Option Awards(2) $	Exercise or Base Price of Option Awards ($/Sh)
		Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #
Richard W. Evans, Jr.	10/27/15	—	975,000	—	—	—	—	15,380	1,001,392	76,680	931,662	65.11
Phillip D. Green	10/27/15	—	452,000	—	—	—	—	13,850	901,774	69,010	838,472	65.11
Jerry Salinas	10/27/15	—	200,000	—	—	—	—	3,080	200,539	15,340	186,381	65.11
Paul H.Bracher	10/27/15	—	375,000	—	—	—	—	2,310	150,404	11,500	139,725	65.11
William L. Perotti	10/27/15	—	375,000	—	—	—	—	2,310	150,404	11,500	139,725	65.11
Patrick B. Frost	10/27/15	—	339,500	—	—	—	—	2,310	150,404	11,500	139,725	65.11

(1)	Amounts shown represent the grant date fair value of restricted stock awards and restricted stock unit awards granted on October 27, 2015, which fully vest on the fourth anniversary of their grant date. The grant date fair value was $65.11 per share of restricted stock or restricted stock unit, which was the closing price of Cullen/Frost’s stock on the date of grant. Dividends are paid on awards of restricted stock at the same rate paid to all other shareholders generally, which was $0.51 per share in the first quarter of 2015 and $0.53 per share in the second, third and fourth quarters of 2015. Dividend-equivalent payments are paid on awards of restricted stock units at the same rate as dividends paid to shareholders generally.

(2)	Amounts shown represent the grant date fair value of stock option awards granted on October 27, 2015, with an exercise price equal to the closing price of Cullen/Frost’s stock that day of $65.11. These options vest 25% per year beginning on the first anniversary of their grant date. The grant date fair value, computed in accordance with FASB ASC Topic 718, of stock options awarded to the Named Executive Officers in 2015 was $12.15 per share. See Note 12 to the Consolidated Financial Statements in Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2015 for a discussion of the associated method and assumptions used in the valuation of stock option awards.

Holdings of Previously Awarded Equity

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table sets forth outstanding equity awards held by each of our Named Executive Officers as of December 31, 2015:

Outstanding Equity Awards at Fiscal Year-End 2015

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Award Vesting Date
Richard W. Evans, Jr.	10/24/06	55,000	—	—	57.88	10/24/16	—	—	—	—	—
	10/22/07	80,000	—	—	48.85	10/22/17	—	—	—	—	—
	10/21/08	80,000	—	—	52.44	10/21/18	—	—	—	—	—
	10/20/09	58,070	—	—	50.64	10/20/19	—	—	—	—	—
	10/26/10	58,070	—	—	52.46	10/26/20	—	—	—	—	—
	10/25/11	75,950	—	—	48.00	10/25/21	—	—	—	—	—
	10/23/12	48,757	16,253	—	54.56	10/23/22	19,480	1,168,800	—	—	10/23/16
	10/29/13	25,055	25,055	—	71.39	10/29/23	15,060	903,600	—	—	10/29/17
	10/28/14	16,503	49,507	—	78.92	10/28/24	13,330	799,800	—	—	10/28/18
	10/27/15	—	76,680	—	65.11	10/27/25	15,380	922,800	—	—	10/27/19

							63,250	3,795,000
Phillip D. Green	10/24/06	13,500	—	—	57.88	10/24/16	—	—	—	—	—
	10/22/07	20,000	—	—	48.85	10/22/17	—	—	—	—	—
	10/21/08	20,000	—	—	52.44	10/21/18	—	—	—	—	—
	10/20/09	14,210	—	—	50.64	10/20/19	—	—	—	—	—
	10/26/10	14,210	—	—	52.46	10/26/20	—	—	—	—	—
	10/25/11	18,580	—	—	48.00	10/25/21	—	—	—	—	10/25/15
	10/23/12	11,925	3,975	—	54.56	10/23/22	4,770	286,200	—	—	10/23/16
	10/29/13	6,130	6,130	—	71.39	10/29/23	3,690	221,400	—	—	10/29/17
	10/28/14	3,728	11,182	—	78.92	10/28/24	3,010	180,600	—	—	10/28/18
	10/27/15	—	69,910	—	65.11	10/27/25	13,850	831,000	—	—	10/27/19

							25,320	1,519,200
Jerry Salinas	10/22/07	12,000	—	—	48.55	10/22/17	—	—	—	—	—
	10/21/08	12,000	—	—	52.44	10/21/18	—	—	—	—	—
	10/20/09	12,000	—	—	50.64	10/20/19	—	—	—	—	—
	10/26/10	12,000	—	—	52.46	10/26/20	—	—	—	—	—
	10/25/11	12,000	—	—	48.00	10/25/21	—	—	—	—	—
	10/23/12	9,000	3,000	—	54.56	10/23/22	—	—	—	—	—
	10/29/13	4,620	4,620	—	71.39	10/29/23	—	—	—	—	—
	10/28/14	3,000	9,000	—	78.92	10/28/24	—	—	—	—	—
	10/27/15	—	15,340	—	65.11	10/27/25	3,080	184,800	—	—	10/27/19

							3,080	184,800
Paul H. Bracher	10/21/08	13,000	—	—	52.44	10/21/18	—	—	—	—	—
	10/20/09	9,360	—	—	50.64	10/20/19	—	—	—	—	—
	10/26/10	9,360	—	—	52.46	10/26/20	—	—	—	—	—
	10/25/11	12,250	—	—	48.00	10/25/21	—	—	—	—	—
	10/23/12	7,867	2,623	—	54.56	10/23/22	3,140	188,400	—	—	10/23/16
	10/29/13	4,040	4,040	—	71.39	10/29/23	2,430	145,800	—	—	10/29/17
	10/28/14	2,455	7,365	—	78.92	10/28/24	1,980	118,800	—	—	10/28/18
	10/27/15	—	11,500	—	65.11	10/27/25	2,310	138,600	—	—	10/27/19

							9,860	591,600

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Award Vesting Date
William L. Perotti	10/22/07	13,000	—	—	48.55	10/22/17	—	—	—	—	—
	10/21/08	13,000	—	—	52.44	10/21/18	—	—	—	—	—
	10/20/09	9,360	—	—	50.64	10/20/19	—	—	—	—	—
	10/26/10	9,360	—	—	52.46	10/26/20	—	—	—	—	—
	10/25/11	12,250	—	—	48.00	10/25/21	—	—	—	—	—
	10/23/12	7,867	2,623	—	54.56	10/23/22	3,140	188,400	—	—	10/23/16
	10/29/13	4,040	4,040	—	71.39	10/29/23	2,430	145,800	—	—	10/29/17
	10/28/14	2,455	7,365	—	78.92	10/28/24	1,980	118,800	—	—	10/28/18
	10/27/15	—	11,500	—	65.11	10/27/25	2,310	138,600	—	—	10/27/19

							9,860	591,600
Patrick B. Frost	10/24/06	10,500	—	—	57.88	10/24/16	—	—	—	—	—
	10/22/07	13,000	—	—	48.85	10/22/17	—	—	—	—	—
	10/21/08	13,000	—	—	52.44	10/21/18	—	—	—	—	—
	10/20/09	9,360	—	—	50.64	10/20/19	—	—	—	—	—
	10/26/10	9,360	—	—	52.46	10/26/20	—	—	—	—	—
	10/25/11	12,250	—	—	48.00	10/25/21	—	—	—	—	—
	10/23/12	7,867	2,623	—	54.56	10/23/22	3,140	188,400	—	—	10/23/16
	10/29/13	4,040	4,040	—	71.39	10/29/23	2,430	145,800	—	—	10/29/17
	10/28/14	2,455	7,365	—	78.92	10/28/24	1,980	118,800	—	—	10/28/18
	10/27/15	—	11,500	—	65.11	10/27/25	2,310	138,600	—	—	10/27/19

							9,860	591,600

(1)	All options vest 25% per year beginning on the first anniversary of their grant date. Vesting dates for the various stock option grants shown above are as follows:

Grant Date	Portion Vesting		Vesting Date
10/24/06	25 25 25 25	% % % %	10/24/07 10/24/08 10/24/09 10/24/10
10/22/07	25 25 25 25	% % % %	10/22/08 10/22/09 10/22/10 10/22/11
10/21/08	25 25 25 25	% % % %	10/21/09 10/21/10 10/21/11 10/21/12
10/20/09	25 25 25 25	% % % %	10/20/10 10/20/11 10/20/12 10/20/13
10/26/10	25 25 25 25	% % % %	10/26/11 10/26/12 10/26/13 10/26/14
10/25/11	25 25 25 25	% % % %	10/25/12 10/25/13 10/25/14 10/25/15

Grant Date	Portion Vesting		Vesting Date
10/23/12	25 25 25 25	% % % %	10/23/13 10/23/14 10/23/15 10/23/16
10/29/13	25 25 25 25	% % % %	10/29/14 10/29/15 10/29/16 10/29/17
10/28/14…………………………………………………………………………….	25 25 25 25	% % % %	10/28/15 10/28/16 10/28/17 10/28/18
10/27/15	25 25 25 25	% % % %	10/27/16 10/27/17 10/27/18 10/27/19

(2)	All restricted stock awards and restricted stock units fully vest on the fourth anniversary of their grant date As discussed previously, Named Executive Officers having attained the age of 60 on or before the time of grant, are awarded restricted stock units as opposed to restricted shares. In the case of the restricted stock units only, should the Named Executive Officer retire at or above the age of 65, the units will vest at the earlier of four years from the grant date or three years from the date of retirement.

2015 Option Exercises and Stock Vested

The following table sets forth the value realized by each of our Named Executive Officers as a result of the exercise of options and the vesting of stock awards/units in 2015.

Option Exercises and Stock Vested Table 2015

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Richard W. Evans, Jr.	—	—	22,320	1,478,030
Phillip D. Green	—	—	5,460	361,561
Jerry Salinas	—	—	—	—
Paul H. Bracher.	—	—	3,600	238,392
William L. Perotti	—	—	3,600	238,392
Patrick B. Frost	10,500	250,054	3,600	238,392

The Named Executive Officers did not defer receipt of any amount on exercise or vesting of awards.

The Named Executive Officers did not transfer any awards for value.

2015 Post-Employment Benefits

Pension Benefits

The following table details the defined benefit pension plans in which each of our Named Executive Officers participated in 2015:

Pension Benefits Table 2015

Name	Plan Name	Number of Years of Credited Service(2) #	Present Value of Accumulated Benefits ($)(3)	Payments During Last Fiscal Year ($)
Richard W. Evans, Jr. Phillip D. Green Jerry Salinas Paul H. Bracher William L. Perotti Patrick B. Frost	Retirement Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates (as amended and restated)(1)(4)	30.8334	923,969	—
		21.4167	609,922	—
		15.7500	380,717
		20.3334	529,056	—
		20.3334	508,397	—
		17.4167	385,873	—

Richard W. Evans, Jr. Phillip D. Green Jerry Salinas Paul H. Bracher William L. Perotti Patrick B. Frost	Restoration of Retirement Income Plan for Participants in the Retirement Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates (as amended and restated)(1)(4)	30.8334	4,287,031	—
		21.4167	833,180	—
		15.7500	80,259	—
		20.3334	308,583	—
		20.3334	305,712	—
		17.4167	463,585	—

Richard W. Evans, Jr.	Cullen/Frost Bankers, Inc. Supplemental Executive Retirement Plan(4)	43.7500	3,866,551	—

(1)	This plan was frozen for new participants and benefit accrual for existing participants on December 31, 2001.

(2)	Because both the Retirement Plan and the Retirement Restoration Plan were frozen as of December 31, 2001, the number of years of credited service shown above for each Named Executive Officer is also as of that date. At the time these plans were frozen, Cullen/Frost adopted the defined contribution Profit Sharing Plan and the accompanying nonqualified Profit Sharing Restoration Plan.

(3)	See Note 12 to the Consolidated Financial Statements in Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2015 for a discussion of the associated assumptions used in the calculation of the present value of the accumulated benefits.

(4)	Under the terms of the Retirement Plan and the Retirement Restoration Plan (and, with respect to Mr. Evans only, the Supplemental Executive Retirement Plan) all of the Named Executive Officers are eligible for early retirement. Eligibility for early retirement is defined as age 55 or older with five years of service.

Profit Sharing Plan

On January 1, 2002, Cullen/Frost adopted a qualified profit sharing plan that replaced its defined benefit plan. The Profit Sharing Plan is a tax-qualified defined contribution retirement plan that covers all employees, including the Named Executive Officers, who have completed at least one year of service, are age 21 or older, and are otherwise eligible for benefits. All contributions to the plan are made at the discretion of the Chief Executive Officer based upon Cullen/Frost’s fiscal year profitability, and are not formula driven. Contributions are allocated to eligible participants uniformly, based upon compensation, age and other factors. Historically, contributions, subject to IRS limits, have approximated 2% of eligible salaries, which is generally defined as base salary plus cash incentives plus additional percentage adjustments for certain age levels. Plan participants self-direct the investment of allocated contributions by choosing from a menu of investment options. Account assets are subject to withdrawal restrictions and participants vest in their accounts after three years of service. There were no distributions made during 2015 to the Named Executive Officers from the Profit Sharing Plan.

Profit Sharing Restoration Plan

Cullen/Frost maintains a separate nonqualified profit sharing plan for certain employees, including the Named Executive Officers, whose participation in the tax-qualified Profit Sharing Plan is limited by IRS rules. Contributions to the Profit Sharing Restoration Plan are made using the same approach as contributions to the Profit Sharing Plan but for eligible compensation dollars earned in excess of IRS limits. Distributions under this plan are made at the same time and in the same form as under the Profit Sharing Plan. There were no distributions made during 2015 to the Named Executive Officers from the Profit Sharing Restoration Plan.

Retirement Plan

The tax-qualified Retirement Plan for employees of Cullen/Frost Bankers, Inc. and its Affiliates (as amended and restated), is a defined benefit plan that was frozen on December 31, 2001. This frozen plan provides, subject to IRS limits, a monthly benefit based on a formula-driven percentage of an eligible employee’s final average compensation, based on the highest three years of compensation in the last ten years of service prior to January 1, 2002, and years of credited service as of that date. Participants in this plan are fully vested in their accrued benefits upon attaining age 65 or after five years of service, whichever occurs first.

Retirement Restoration Plan

The nonqualified Restoration of Retirement Income Plan for Participants in the Retirement Plan for employees of Cullen/Frost Bankers, Inc. and its Affiliates (as amended and restated), which was also frozen on December 31, 2001, exists to provide benefits comparable to the Retirement Plan for those employees, including the Named Executive Officers whose participation in the Retirement Plan is limited by IRS rules.

SERP

Cullen/Frost maintains a nonqualified Supplemental Executive Retirement Plan (SERP) to provide target retirement benefits, as a percentage of annual cash compensation, defined as base salary earnings plus bonus earnings, beginning at age 55 for Mr. Evans. The target percentage is 45% of annual cash compensation at age 55, increasing to 60% at age 60 and later. Benefits under the SERP are reduced dollar-for-dollar by benefits received under the Retirement Plan, the Retirement Restoration Plan, and any Social Security benefits. SERP benefits will also be reduced by the annuity equivalent of any account balance in the Profit Sharing Plan and the Profit Sharing Restoration Plan at retirement.

401(k) Plan

Cullen/Frost maintains a 401(k) plan that permits each participant to make before- or after-tax contributions in an amount not less than 2% of eligible compensation and not exceeding 20% of eligible compensation and subject to dollar limits from IRS rules. Cullen/Frost matches 100% of the employee’s contributions to the plan based on the amount of each participant’s contributions up to a maximum of 6% of eligible compensation. Eligible employees must complete 90 days of service in order to enroll and vest in Cullen/Frost’s matching contributions immediately. Cullen/Frost’s matching contribution is initially invested in Cullen/Frost Common Stock. However, employees may immediately reallocate Cullen/Frost’s matching portion, as well as invest their individual contribution in a variety of investment alternatives offered under the 401(k) plan.

Thrift Incentive Plan

Cullen/Frost maintains a nonqualified thrift incentive plan (the “Thrift Incentive Plan”) for certain employees, including the Named Executive Officers, whose participation in the 401(k) Plan is limited by IRS rules as an alternative means of receiving comparable benefits. Cullen/Frost uses a similar approach to contributions to the Thrift Incentive Plan as used in the 401(k) Plan, matching 100% of the employee’s contributions to the plan based on the amount of each participant’s contributions up to a maximum of 6% of base salary only. Amounts are distributed to participants at the end of each calendar year.

Nonqualified Deferred Compensation Plan

In order to help preserve Cullen/Frost’s tax deduction under Section 162(m) of the Internal Revenue Code, the Committee has approved a nonqualified Deferred Compensation Plan for the Chief Executive Officer and the next three highest paid executive officers, other than the Chief Financial Officer, of Cullen/Frost (the “Covered Employees”). This plan requires that certain components of the compensation of a Covered Employee that would exceed the deductible amount under Section 162(m) of $1,000,000 be deferred until the plan year after he or she ceases to be a Covered Employee or until his or her death or disability. Interest is accrued for account balances in this plan at prime rate. Mr. Evans is the only Covered Employee participating in the plan. Payments made to Mr. Evans under the Bonus Plan for the Chief Executive Officer are excluded from the provisions of Section 162(m). Therefore, during 2015, there were no deferrals made on Mr. Evans’s behalf. Details regarding Mr. Evans’s participation in the plan are set forth in the following table:

2015 Nonqualified Deferred Compensation Plan

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Richard W. Evans, Jr.	—	—	16,553	—	516,688
Phillip D. Green	—	—	—	—	—
Jerry Salinas	—	—	—	—	—
Paul H. Bracher.	—	—	—	—	—
William L. Perotti	—	—	—	—	—
Patrick B. Frost	—	—	—	—	—

Potential Payments Upon Termination or Change in Control

As discussed in the Compensation Discussion and Analysis section of this proxy statement, under the existing change-in-control agreements, each Named Executive Officer could receive severance payments representing a multiple of base salary and target bonus plus a prorated bonus payment for the year of termination if his position were terminated by Cullen/Frost without “Cause” or by the Named Executive Officer for “Good Reason” within two years following a change in control. Multiples are shown below:

Richard W. Evans, Jr.	Three Times
Phillip D. Green	Three Times
Jerry Salinas	Two Times
Paul H. Bracher	Two Times
William L. Perotti	Two Times
Patrick B. Frost	Three Times

The severance payment would be made in a lump sum. In addition, the plan calls for a continuation of welfare benefits for either two or three years as discussed in the Compensation Discussion and Analysis. Where applicable, any potential payments under the change-in-control agreements would be made in compliance with Section 409A of the Internal Revenue Code, which may require certain payments made on separation of service to be deferred for six months. Formerly, the agreements provided for a tax gross-up payment in an amount necessary to make the executive whole for any excise taxes paid as a result of the severance payments and benefits and any accelerated vesting of equity-based awards in connection with a change in control. As previously discussed, the Committee at its January 2015 meeting elected to remove the potential tax gross-up payment from the change-in-control arrangements. The Committee replaced the tax gross-up provision with a “net-better” benefit as previously discussed. Only Mr. Green, Mr. Salinas and Mr. Frost would have triggered an excise tax under the scenario modeled in the Change-in-Control table as of December 31, 2015. As a result, under the “net-better” provision, Mr. Green would be cut back $175,034, Mr. Salinas would be cut back $319,899, and Mr. Frost would be cut back $490,743. Please see the Change-in-Control table following this discussion.

There are no other severance policies or employment contracts in place for the Named Executive Officers and, generally, vesting of unvested stock options and restricted stock/restricted stock unit awards will not accelerate upon termination of employment other than in certain circumstances following retirement of the Named Executive Officer after attaining the age of 65 (i.e. retirement-eligibility).

Under the terms of the Company’s 2005 Omnibus Incentive Plan, as amended and restated, equity-based awards generally vest upon the occurrence of a change in control. As previously discussed, the 2015 Omnibus Plan approved in April 2015, includes a provision for “double-trigger” vesting for equity awards in a change-in-control.

For calculation purposes, the change in control and termination of employment are assumed to have occurred on December 31, 2015, the last business day of the year. The closing price of the stock on December 31, 2015, $60.00, was used to calculate the value of the Unvested Stock Option Spread and the value of the Unvested Restricted Stock Awards and Unvested Restricted Stock Units.

In the event of retirement of a Named Executive Officer, potential payments would consist of:

•	Stock Options that would continue to vest on their original schedule;

•	Restricted Stock Units that would vest on the sooner of their original schedule of four years from grant date or three years from date of retirement;

•	Any retirement benefits commenced by the Named Executive Officer under the

•	Retirement Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates;

•	Restoration of Retirement Income Plan for Participants in the Retirement Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates;

•	Profit Sharing Plan;

•	Profit Sharing Restoration Plan; and

•	Supplemental Executive Retirement Plan (applies only to Mr. Evans).

For more detail concerning these potential payments at the time of retirement, see the 2015 Grants of Plan-Based Awards Table, the Outstanding Equity Awards at Fiscal Year-End Table, the Pension Benefits Table and the 2015 Post-Employment Benefits discussion above.

Change in Control Payments (5)

Name	Cash Severance(1) ($)	Equity(2) ($)	Perquisites/ Benefits(3) ($)	Forfeiture Under Net-Better Benefit(4) ($)	Total ($)
Richard W. Evans, Jr.	6,825,000	3,883,416	31,620	—	10,740,036
Phillip D. Green	3,503,000	1,540,824	28,901	(175,034)	4,897,691
Jerry Salinas	1,400,000	201,120	25,176	(319,899)	1,306,397
Paul H. Bracher.	2,125,000	605,869	19,334	—	2,750,203
William L. Perotti	2,125,000	605,869	25,176	—	2,756,045
Patrick B. Frost	2,813,000	605,869	41,841	(490,743)	2,969,967

(1)	The amounts shown above as cash severance for the Named Executive Officers represent severance equal to the base salary and target bonus multiplied by three plus the prorated target bonus for Mr. Evans, Mr. Green and Mr. Frost. The cash severance shown for the remaining Named Executive Officers represents the base salary and target bonus multiplied by two plus the prorated target bonus.

(2)	The amounts shown above represent the difference between the exercise price and the closing market price on December 31, 2015 on the shares underlying unvested stock options along with the value of all unvested restricted stock and restricted stock units as of December 31, 2015 using the closing market price on December 31, 2015 of $60.00.

(3)	The amounts shown above represent the value of three years’ health and welfare benefits for Mr. Evans, Mr. Green and Mr. Frost and two years’ health and welfare benefits for Mr. Bracher, Mr. Perotti and Mr. Salinas.

(4)	Based on the assumptions described above, the payments and benefits that would have been payable to the Named Executive Officers under the change-in-control agreements or other plans would have exceeded the safe harbor limit for payments contingent on a change in control set forth in Internal Revenue Code Section 280G for Mr. Green, Mr. Salinas and Mr. Frost. As a result, the payments and benefits described above would have been subject to an excise tax under Internal Revenue Code Section 4999 for both Mr. Green, Mr. Salinas and Mr. Frost. Accordingly, under the “net-better” provision, Mr. Green would have forfeited $175,034 in payments, Mr. Salinas would have forfeited $319,899 in payments and Mr. Frost would have forfeited $490,743 in payments. No excise tax would have been triggered for the remaining Named Executive Officers.

(5)	As discussed in the preceding narrative, all elements of severance pay and benefits available to the Named Executive Officers under the change-in-control agreements are attributable to “double trigger” arrangements with the exception of equity awards issued prior to 2015, which are subject to “single trigger” vesting on the occurrence of a change-in-control. As previously discussed, the 2015 Omnibus Plan includes a provision for “double trigger” vesting of equity awards in a change-in-control scenario.

Executive Stock Ownership

The table below lists the number of shares of Cullen/Frost Common Stock beneficially owned by each of the Named Executive Officers and by all Directors, nominees, and Named Executive Officers of Cullen/Frost as a group:

	Shares Owned(1)
Name	Amount and Nature of Beneficial Ownership(2)		Percent
Richard W. Evans, Jr.	1,122,330	(3)	1.76%
Phillip D. Green	240,175	(4)	0.38%
Jerry Salinas	108,469	(5)	0.17%
Paul H. Bracher	171,629	(6)	0.27%
William L. Perotti	186,897		0.29%
Patrick B. Frost	974,933	(7)	1.53%
All Directors, nominees and executive officers as a group (26 persons).	5,111,462	(8)	8.03%

(1)	Beneficial ownership is stated as of December 31, 2015. The owners have sole voting and investment power for the shares of Cullen/Frost Common Stock reported unless otherwise indicated. Beneficial ownership includes the following shares that the individual had a right to acquire pursuant to stock options exercisable within sixty (60) days from December 31, 2015: Mr. Richard W. Evans, Jr. 497,405; Mr. Phillip D. Green 122,282; Mr. Jerry Salinas 76,620; Mr. Paul H. Bracher 58,332; Mr. William L. Perotti 71,332; Mr. Patrick B. Frost 81,832; and all Directors, nominees and executive officers as a group 1,214,455.

(2)	Includes the following shares allocated under the 401(k) Stock Purchase Plan for which each beneficial owner has both sole voting and sole investment power: Mr. Richard W. Evans, Jr. 61,213; Mr. Phillip D. Green 37,985; Mr. Jerry Salinas 20,020; Mr. Paul H. Bracher 33,760; Mr. William L. Perotti 35,407; and Mr. Patrick B. Frost 31,476.

(3)	Includes 120,003 shares held by a family limited partnership of which the general partner is a limited liability company of which Mr. Richard W. Evans, Jr. is the sole manager.

(4)	Includes (a) 25,685 shares held by six trusts for which Mr. Green is a trustee, (b) 1,100 shares held by Mr. Green’s wife for which Mr. Green disclaims beneficial ownership.

(5)	Includes 21 shares held by Mr. Salinas’ daughter.

(6)	Includes 425 shares held by Mr. Bracher’s son.

(7)	Includes (a) 707,493 shares held by a limited partnership of which the general partner is a limited liability company of which Mr. Frost is the sole manager, (b) 3,855 shares held by Mr. Frost’s children for which Mr. Frost is the custodian and (c) 630 shares held by Mr. Frost’s wife for which Mr. Frost disclaims beneficial ownership. With respect to the 707,493 shares held by a limited partnership, Mr. Frost has sole voting rights over all shares, sole investment power over 70,749 shares and shared investment power over 636,744 shares.

(8)	Includes 668,144 shares for which Directors, nominees and executive officers share voting power and investment power with others. Also includes 328,856 shares allocated under the 401(k) Stock Purchase Plan for which the executive officers have both sole voting power and sole investment power.

PRINCIPAL SHAREHOLDERS

At December 31, 2015, the only persons known by Cullen/Frost, based on public filings, to be the beneficial owners of more than 5% of the outstanding Common Stock of Cullen/Frost were as follows:

	Voting Authority				Investment Authority				Amount of Beneficial Ownership		Percent of Class
Name and Address	Sole	Shared		None	Sole	Shared	None
Cullen/Frost Bankers, Inc.	393,076	7,125	(2)	1,440,605	408,588	2,716	1,429,502	(2)	5,236,484	(1)	8.20%
P.O. Box 1600 San Antonio, Texas 78296(1)
BlackRock, Inc.	3,609,357	—		—	3,838,789	—	—		3,838,789	(3)	6.20%
55 East 52nd Street New York, New York 10055
State Street Corporation	—	5,632,333		—	—	5,632,333	—		5,632,333	(4)	9.00%
One Lincoln Street Boston, Massachusetts 02111
The Vanguard Group	39,401	2,200		—	4,171,417	38,201	—		4,209,618	(5)	6.75%
100 Vanguard Blvd. Malvern, Pennsylvania 19355

(1)	Cullen/Frost owns no securities of Cullen/Frost for its own account. All of the shares are held by Cullen/Frost’s subsidiary bank, Frost Bank. Frost Bank has reported that the securities registered in its name as fiduciary, or in the names of several of its nominees, are owned by many separate accounts. The accounts are governed by separate instruments, which set forth the powers of the fiduciary with regard to the securities held.

(2)	Does not include 3,395,678 shares held by participants in the Cullen/Frost 401(k) Stock Purchase Plan.

(3)	Based upon information in Schedule 13G filed on January 26, 2016, reporting ownership as of December 31, 2015.

(4)	Based upon information in Schedule 13G filed on February 12, 2016, reporting ownership as of December 31, 2015.

(5)	Based upon information in Schedule 13G filed on February 10, 2016, reporting ownership as of December 31, 2015.

CERTAIN TRANACTIONS AND RELATIONSHIPS

Some of the Directors and executive officers of Cullen/Frost, and some of their associates, are current or past customers of one or more of Cullen/Frost’s subsidiaries. Since January 1, 2015, certain transactions, including borrowings, between these persons and such subsidiaries have occurred. In particular, the offices of the Hulen Financial Center of Frost Bank in Fort Worth, Texas are leased on a long-term basis from 4200 S. Hulen Partners, L.P. of which Mr. R. Denny Alexander, a Director of Cullen/Frost, owns a 13.33% interest and is the managing general partner. These offices were the headquarters of Overton Bancshares, Inc., which Cullen/Frost acquired in 1998. Cullen/Frost assumed this lease in the acquisition and has maintained it since. During 2015, lease payments of $925,263 were made by Frost Bank and Frost Insurance Agency, Inc. to 4200 S. Hulen Partners, L.P. The lease payments payable in the future through the end of the lease term total $2,292,843. Also, the offices of the North Hulen Motor Bank of Frost Bank in Fort Worth, Texas are leased on a long-term basis from EG FNB, LLC, of which Mr. Crawford H. Edwards, a Director of Cullen/Frost, is a partner and general manager with a 0.593% interest. During 2015, lease payments of $37,500 were made by Frost Bank to EG FNB, LLC. The lease payments payable in the future through the end of the lease term total $143,750. In connection with Cullen/Frost’s acquisition of WNB Bancshares, Inc. in May 2014, Frost Bank executed a letter agreement with Southwest Energy Distributors, Inc. of which Mr. Jack Wood, a Director of Cullen/Frost, is also a Vice President and shareholder with a 29.50% interest. Under the terms of the letter agreement, Frost Bank agreed to provide office space at the Frost Bank Faudree Road location as well as other incidental services in exchange for consulting services to be provided by Southwest Energy Distributors, Inc. to Frost Bank. The letter agreement provides for a lease term of one year with unlimited automatic renewals and a thirty day termination upon prior written notice by either party. Additionally, two siblings of Mr. Patrick B. Frost serve in non-executive officer positions of Frost Bank and received cash compensation in 2015 in an aggregate amount of approximately $524,000. In addition, they received stock option grants with an aggregate grant date fair value of approximately $108,000. The compensation of Mr. Frost’s siblings is in accordance with the Company’s employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. Mr. Frost does not have a material interest in the employment relationships of his siblings nor do any of them share a household with Mr. Frost. In the opinion of management, all of the foregoing transactions, including borrowings, have been in the ordinary course of business, have had substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender, and did not involve more than the normal risk of collectability or present other unfavorable features. Additional transactions may take place in the future.

Policies and Procedures for Review, Approval or Ratification of Related Person Transactions

The Board of Directors has adopted a written related-party transaction policy. Cullen/Frost regularly monitors its business dealings and those of its Directors and executive officers to determine whether any existing or proposed transactions would constitute a related-party transaction requiring approval under this policy. In addition, our Code of Business Conduct and Ethics requires Directors and executive officers to notify Cullen/Frost of any relationships or transactions that may present a conflict of interest, including those involving family members. Our Directors and executive officers are also required to complete a questionnaire on an annual basis designed to elicit information regarding any such related-party transactions.

When Cullen/Frost becomes aware of a proposed or existing transaction with a related party, Cullen/Frost’s Corporate Counsel/Corporate Secretary, in consultation with management and external counsel, as appropriate, determines whether the transaction would constitute a related-party transaction requiring approval under this policy. If such a determination is made, management and Cullen/Frost’s Corporate Counsel/Corporate Secretary, in consultation with external counsel, determine whether, in their view, the transaction should be permitted, whether it should be modified to avoid any potential conflict of interest, whether it should be terminated, or whether some other action should be taken. Such action is then referred to Cullen/Frost’s Corporate Governance and Nominating Committee at its next meeting (or earlier, if appropriate), for review and final determination as it deems appropriate.

In determining whether to approve a related-party transaction, the Corporate Governance and Nominating Committee will consider, among other factors, the following:

•	Whether the terms of the transaction are fair to Cullen/Frost and on the same basis as would apply if the transaction did not involve a related party;

•	Whether there are business reasons for Cullen/Frost to enter into the transaction;

•	Whether the transaction would impair the independence of an outside director; and

•

Whether the transaction would present an improper conflict of interest for any related party of Cullen/Frost, taking into account the size of the transaction, the overall financial position of the related party, the direct or indirect nature of the related party’s interest in the transaction, and the ongoing nature of any proposed relationship.

Any member of the Corporate Governance and Nominating Committee who has an interest in the transaction under discussion will abstain from voting on the approval of the transaction, but may, if so requested by the Chairman of the Committee, participate in some or all of the Committee’s discussions of the transaction.

SELECTION OF AUDITORS

(Item 2 On Proxy Card)

The Board of Directors recommends that the shareholders of Cullen/Frost ratify the selection of Ernst & Young LLP, certified public accountants, as independent auditors of Cullen/Frost. Ernst & Young LLP have audited the financial statements of Cullen/Frost since 1969.

Neither Cullen/Frost’s Articles of Incorporation nor its Bylaws require that the shareholders ratify the selection of Ernst & Young LLP as its independent auditors. Cullen/Frost is doing so because it believes it is a matter of good corporate practice. Should the shareholders not ratify the selection, the Audit Committee will reconsider its determination to retain Ernst & Young LLP, but may elect to continue to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that the change would be in the best interests of Cullen/Frost and its shareholders.

The following table provides information on fees incurred by Cullen/Frost to Ernst & Young LLP.

Fees Incurred To Independent Auditors

	2015	2014
Audit Fees(1)	$902,245	$1,069,850
Audit-Related Fees(2)	180,375	112,225
Tax Fees(3)	304,809	314,349
All Other Fees	0	0

Total Fees	$1,387,429	$1,496,424

(1)	Audit fees include fees for the audit of management’s assessment of the effectiveness of Cullen/Frost’s internal control over financial reporting.

(2)	Audit-related fees are fees for audits of employee benefit plans and internal control reviews of Trust Department operations.

(3)	Tax fees include fees associated with tax compliance and consulting services. Tax compliance services include the preparation of Federal income tax and Texas franchise tax returns, including estimated tax payments and extension requests. Tax consulting services include routine tax advice and consultation.

The Audit Committee pre-approves each audit and non-audit service provided to Cullen/Frost by Ernst & Young LLP. Pursuant to the Audit Committee’s charter, the Audit Committee has delegated to each of its members the authority to pre-approve any audit or non-audit service to be performed by the independent auditors, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting.

Representatives from Ernst & Young LLP are not expected to be present at the Annual Meeting. If any shareholder desires to ask Ernst & Young LLP a question, management will ensure that the question is sent to Ernst & Young LLP and that an appropriate response is made directly to the shareholder.

NONBINDING APPROVAL OF EXECUTIVE COMPENSATION

(Item 3 On Proxy Card)

Section 14A of the Securities Exchange Act of 1934, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act requires that issuers permit a separate nonbinding “say on pay” shareholder vote to approve the compensation of executives at least every three years. The Board of Directors has determined that, consistent with the nonbinding resolution adopted by the shareholders at the 2011 annual meeting of shareholders, this vote should take place every year.

The proposal gives shareholders the opportunity to vote for or against the following resolution:

“RESOLVED, that the compensation paid to Cullen/Frost Bankers, Inc.’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Your vote is advisory, which means it will not be binding upon the Board of Directors and will not overrule any decision by the Board of Directors. However, the Compensation Committee may, in its sole discretion, take into account the outcome of the vote when considering future executive compensation arrangements.

We encourage you to carefully review the “Compensation Discussion and Analysis” and “2015 Compensation” sections of this proxy statement for a detailed discussion of the Company’s executive compensation program.

Our compensation policies and procedures are designed to pay for performance in a way that is strongly aligned with the long-term interests of our shareholders. The Compensation and Benefits Committee, which is composed entirely of independent Directors, in consultation with a leading human resources consulting firm, oversees our executive compensation program. (For more information regarding the Compensation and Benefit Committee’s use of consultants, please see Role of Compensation Consultants on page 18, above.) The Committee continually monitors our policies to ensure that they continue to reward executives for results that are consistent with shareholder interests and strong risk management.

Our Board of Directors and our Compensation and Benefits Committee believe that our commitment to these responsible compensation practices justifies a vote by shareholders FOR the resolution approving the compensation of our executives as disclosed in this proxy statement.

The Board of Directors recommends you vote “FOR” this Proposal 3.

AUDIT COMMITTEE REPORT

The purpose of the Audit Committee is to assist the Board of Directors in its oversight of: (i) the integrity of Cullen/Frost’s financial statements; (ii) Cullen/Frost’s compliance with legal and regulatory requirements; (iii) the independent auditors’ qualifications and independence; and (iv) the performance of the independent auditors and Cullen/Frost’s internal audit function. The Audit Committee operates pursuant to a written charter that is available at frostbank.com or in print by contacting the Corporate Secretary, Stan McCormick, at 100 West Houston Street, San Antonio, Texas 78205. The Committee met six times in 2015. The Board has determined that each member of the Audit Committee is independent within the meaning of the NYSE’s rules and the SEC’s rules. The Board has also determined that each member of the Audit Committee is “financially literate” and that at least one member of the Audit Committee has “accounting or related financial management expertise,” in each case within the meaning of the NYSE’s rules. In addition, the Board has determined that Mr. Ruben M. Escobedo is an “audit committee financial expert” within the meaning of the SEC’s rules.

Management of Cullen/Frost is responsible for the preparation, presentation, and integrity of Cullen/Frost’s financial statements, for the effectiveness of internal control over financial reporting, and for the maintenance of appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out a proper audit of Cullen/Frost’s annual consolidated financial statements, for expressing an opinion as to conformity with generally accepted accounting principles, and for auditing management’s assessment of internal control over financial reporting. Members of the Audit Committee are not full-time employees of Cullen/Frost and are not, and do not represent themselves to be, performing the functions of auditors or accountants. Accordingly, as described above, the Audit Committee provides oversight of the responsibilities of management and the independent auditors.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Public Company Accounting Oversight Board’s Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, as currently in effect, and has discussed with the independent auditors the independent auditors’ independence.

Based upon the reviews and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in its charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2015 to be filed with the Securities and Exchange Commission.

Ruben M. Escobedo, Committee Chairman

Royce S. Caldwell

David J. Haemisegger

Richard M. Kleberg, III

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Cullen/Frost’s Directors and executive officers to file reports with the Securities and Exchange Commission and the NYSE relating to their ownership and changes in ownership of Cullen/Frost’s Common Stock. Based on information provided by Cullen/Frost’s Directors and executive officers and a review of such reports, Cullen/Frost believes that all required reports were filed on a timely basis during 2015 except for the following: Mr. Paul H. Bracher filed one late report relating to 2,415 shares Mr. Bracher acquired on December 21, 2007.

SHAREHOLDER PROPOSALS

To be eligible under the Securities and Exchange Commission’s shareholder proposal rule (Rule 14a-8) for inclusion in Cullen/Frost’s proxy statement, proxy card, and presentation at Cullen/Frost’s 2017 Annual Meeting of Shareholders (currently scheduled to be held on April 27, 2017), a proper shareholder proposal must be received by Cullen/Frost at its principal offices no later than November 21, 2016. For a proper shareholder proposal submitted outside of the process provided by Rule 14a-8 to be eligible for presentation at Cullen/Frost’s 2017 Annual Meeting, timely notice thereof must be received by Cullen/Frost not less than 60 days nor more than 90 days before the date of the meeting (for an April 27, 2017 meeting, the date on which the 2017 Annual Meeting is currently scheduled, notice is required no earlier than January 27, 2017 and no later than February 27, 2017). The notice must be in the manner and form required by Cullen/Frost’s Bylaws. If the date of the 2017 Annual Meeting is changed, the dates set forth above may change.

OTHER MATTERS

Management of Cullen/Frost knows of no other business to be presented at the meeting. If other matters do properly come before the meeting, the enclosed proxy confers discretionary authority on the persons named as proxies to vote the shares represented by the proxy as to those other matters.

By Order of the Board of Directors,

STANLEY E. McCORMICK, JR.

Executive Vice President

Corporate Counsel and Secretary

Dated: March 28, 2016

A copy of Cullen/Frost’s 2015 Annual Report on Form 10-K is available without charge (except for exhibits, which are available upon payment of a reasonable fee) upon written request to Cullen/Frost Bankers, Inc., Attention: Greg Parker, 100 West Houston Street, San Antonio, Texas 78205. Shareholders may obtain copies of Cullen/Frost’s Corporate Governance Guidelines and Code of Business Conduct and Ethics, as well as the charters for its Audit Committee, Compensation and Benefits Committee, Corporate Governance and Nominating Committee and Risk Committee, by writing to Greg Parker at the same address. In addition, copies are available on Cullen/Frost’s website at frostbank.com.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — Management recommends a vote FOR Proposals 1, 2 and 3.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - R. Denny Alexander	☐	☐	☐	02 - Carlos Alvarez	☐	☐	☐	03 - Chris Avery	☐	☐	☐
04 - Royce S. Caldwell	☐	☐	☐	05 - Crawford H. Edwards	☐	☐	☐	06 - Ruben M. Escobedo	☐	☐	☐

07 - Patrick B. Frost	☐	☐	☐	08 - Phillip D. Green	☐	☐	☐	09 - David J. Haemisegger	☐	☐	☐

10 - Karen E. Jennings	☐	☐	☐	11 - Richard M. Kleberg III	☐	☐	☐	12 - Charles W. Matthews	☐	☐	☐

13 - Ida Clement Steen	☐	☐	☐	14 - Horace Wilkins, Jr.	☐	☐	☐	15 - Jack Wood	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. To ratify the selection of Ernst & Young LLP to act as independent auditors of Cullen/Frost Bankers, Inc. for the fiscal year that began January 1, 2016.	☐	☐	☐	3. Proposal to adopt the advisory (non-binding) resolution approving executive compensation.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■		1 U P X	+
02AIHB

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2015 Annual Report to Stockholders are available at: http://www.cfrvoteproxy.com

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Cullen/Frost Bankers, Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF CULLEN/FROST BANKERS, INC.

The undersigned hereby revoking all proxies previously granted, appoints PHILLIP D. GREEN, and PATRICK B. FROST, and each of them, with power of substitution, as proxy of the undersigned, to attend the Annual Meeting of Shareholders of Cullen/Frost Bankers, Inc. on April 28, 2016 and any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present as designated on the reverse.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 and 3 AND AT THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

(Continued and to be marked, dated and signed, on the other side)

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., EDT, on April 27, 2016.

Vote by Internet
• Go to www.investorvote.com/CFR • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — Management recommends a vote FOR Proposals 1, 2 and 3.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - R. Denny Alexander	☐	☐	☐	02 - Carlos Alvarez	☐	☐	☐	03 - Chris Avery	☐	☐	☐
04 - Royce S. Caldwell	☐	☐	☐	05 - Crawford H. Edwards	☐	☐	☐	06 - Ruben M. Escobedo	☐	☐	☐

07 - Patrick B. Frost	☐	☐	☐	08 - Phillip D. Green	☐	☐	☐	09 - David J. Haemisegger	☐	☐	☐

10 - Karen E. Jennings	☐	☐	☐	11 - Richard M. Kleberg III	☐	☐	☐	12 - Charles W. Matthews	☐	☐	☐

13 - Ida Clement Steen	☐	☐	☐	14 - Horace Wilkins, Jr.	☐	☐	☐	15 - Jack Wood	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	To ratify the selection of Ernst & Young LLP to act as independent auditors of Cullen/Frost Bankers, Inc. for the fiscal year that began January 1, 2016.	☐	☐	☐	3.	Proposal to adopt the advisory (non-binding) resolution approving executive compensation.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

■		1 U P X	+
02AIGC

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2015 Annual Report to Stockholders are available at: http://www.cfrvoteproxy.com

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

+

Proxy — Cullen/Frost Bankers, Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF CULLEN/FROST BANKERS, INC.

The undersigned hereby revoking all proxies previously granted, appoints PHILLIP D. GREEN, and PATRICK B. FROST, and each of them, with power of substitution, as proxy of the undersigned, to attend the Annual Meeting of Shareholders of Cullen/Frost Bankers, Inc. on April 28, 2016 and any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present as designated on the reverse.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 and 3 AND AT THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

(Continued and to be marked, dated and signed, on the other side)

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+